SCHEDULE 14A
(Rule 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Under Rule 14a-l2
Charter Communications, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)
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August 4, 2005
Dear Stockholder:
      You are cordially invited to attend the annual meeting of stockholders of Charter Communications, Inc. (the “Company”), which will be held at the W Seattle Hotel, 1112 Fourth Avenue, Seattle, Washington on Tuesday, August 23, 2005 at 10:00 a.m. (Pacific Daylight Time).
      All stockholders of record at the close of business on July 29, 2005 are invited to attend the meeting. For security reasons, however, to gain admission to the meeting you may be required to present identification containing a photograph and to comply with other security measures. Parking at the W Seattle Hotel for the Annual Meeting will be complimentary. Please inform the attendant you are attending the Charter Annual Meeting.
      Details of the business to be conducted at the annual meeting are provided in the attached Notice of Annual Meeting and Proxy Statement.
      Whether or not you attend the annual meeting, it is important that your shares be represented and voted at the meeting. Therefore, I urge you to sign, date, and promptly return the enclosed proxy in the postage-paid envelope that is provided. If you decide to attend the annual meeting, you will have the opportunity to vote in person.
      On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in the affairs of the Company.

Sincerely,

Robert P. May
Interim President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS OF CHARTER COMMUNICATIONS, INC.
CHARTER COMMUNICATIONS, INC. PROXY STATEMENT
General Information about Voting and the Meeting
Proposal No. 1: Election of Class A/Class B Director (Item 1 on Proxy Card)
Election of Class B Directors
Report of the Compensation Committee
Executive Compensation
Long-Term Incentive Plans -- Awards in Last Fiscal Year
Proposal No. 2: Approval of Amendment to 2001 Stock Incentive Plan (Item 2 on the Proxy Card)
Security Ownership of Certain Beneficial Owners and Management
Certain Relationships and Related Transactions
Proposal No. 3: Ratification of the Appointment of Independent Public Accountants (Item 3 on Proxy Card)
Accounting Matters
Report of the Audit Committee
Section 16(a) Beneficial Ownership Reporting Requirement
Stockholder Proposals for 2006 Annual Meeting
Other Matters

Charter Plaza
12405 Powerscourt Drive
St. Louis, Missouri 63131

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
OF
CHARTER COMMUNICATIONS, INC.

Date:	Tuesday, August 23, 2005
Time:	10:00 a.m. (Pacific Daylight Time)
Place:	The W Seattle Hotel
1112 Fourth Avenue
Seattle, Washington
Matters to be voted on:

1.	Election of ten directors, as follows:
           • One Class A/ Class B director; and
           • Nine Class B directors.

2.	An amendment to the Company’s 2001 Stock Incentive Plan,.

3.	Ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ended December 31, 2005.

4.	Any other matters properly brought before the stockholders at the meeting.

By order of the Board of Directors,

Thomas J. Hearity
Secretary
August 4, 2005

CHARTER COMMUNICATIONS, INC.
PROXY STATEMENT
       Your vote at the annual meeting is important to us. Please vote your shares of Class A common stock by completing the enclosed proxy card and returning it to us in the envelope provided. This proxy statement was first mailed to stockholders on or about August 4, 2005.
General Information about Voting and the Meeting
What are you voting on at the meeting?
      As a holder of Class A common stock, you are being asked to vote, together with the holder of Class B common stock, “FOR” the following:

•	election of Robert P. May as the one director to serve as the Class A/ Class B director on the board of directors of the Company (the “Class A/ Class B director”);

•	an amendment to the Company’s 2001 Stock Incentive Plan,; and

•	ratification of the appointment of KPMG LLP (“KPMG”) as the Company’s independent registered public accountants for the year ended December 31, 2005.
Why are you voting on only one director?
      There currently are a total of nine members of the board of directors. In addition, Nathanial A. Davis has been nominated by the Board to fill an existing vacancy. Our Certificate of Incorporation provides that all but one of the directors will be elected by vote of the holder of the Class B shares voting alone (the “Class B directors”), and that the remaining director (the Class A/ Class B director) will be elected by the holders of the Class A and Class B shares voting together.
Who has been nominated for election as a director at the annual meeting?
      The board of directors has nominated the nine current directors for re-election plus a new director to fill a vacancy. As noted above, however, the holders of Class A shares will be voting for only one director. The Class A/ Class B director nominee who has been nominated by the Board of Directors for election by vote of the Class A and Class B shares voting together at the annual meeting is Robert P. May.
      The other nine directors who have been nominated by the board of directors to serve as Class B directors are: Paul G. Allen, W. Lance Conn, Nathaniel A. Davis, Jonathan L. Dolgen, David C. Merritt, Marc B. Nathanson, Jo Allen Patton, John H. Tory and Larry W. Wangberg.
Who can vote?
      For all matters except the election of the nine Class B directors, a total of 345,694,905 shares of Class A common stock, representing approximately 8.5% of the total voting power of all of our issued and outstanding stock, and 50,000 shares of Class B common stock, representing approximately 91.5% of the total voting power, are entitled to vote. Each holder of Class A common stock is entitled to one vote per share. Each holder of Class B common stock is entitled to ten votes per share plus ten votes per share of Class B common stock for which membership units in Charter Communications Holding Company, LLC held by Mr. Allen and his affiliates are exchangeable. Accordingly, each outstanding share of Class B common stock was entitled to 67,836.4 votes at July 29, 2005.
      You can vote your Class A shares if our records show that you owned the shares at the close of business on July 29, 2005 (the “Record Date”). The enclosed proxy card indicates the number of Class A shares that our records show you are entitled to vote.
      You will not have a vote in the election of the Class B directors. Mr. Allen, the sole holder of Class B shares, will be the only stockholder voting in that election.

What is the quorum required for the meeting?
      We will hold the annual meeting if holders of shares having a majority of the combined voting power of the Class A and Class B common stock as of the Record Date either sign and return their proxy cards or attend the meeting. If you sign and return your proxy card, your shares will be counted to determine whether we have a quorum, even if you fail to indicate your vote.
      Based on the voting power of the Class A and Class B common stocks, the presence or absence of Mr. Allen at the meeting (in person or by proxy) will determine if a quorum is present.
      Abstentions and broker “non-votes” will be counted as present for purposes of determining whether a quorum exists at the annual meeting.
What is a broker “non-vote”?
      A broker “non-vote” occurs when a nominee holding shares for a beneficial owner votes on one proposal but does not vote on another proposal because the nominee does not have discretionary voting power for that particular proposal and has not received voting instructions from the beneficial owner.
What is the vote required for the proposals on the agenda?
      A plurality of Class A and Class B votes cast, voting together as a single class, is required for the election of the Class A/ Class B director. The affirmative vote of the holders of a majority of Class A and Class B shares present in person or represented by proxy at the meeting and entitled to vote, voting together as a single class, is required to approve and adopt the proposed amendment to the 2001 Incentive Stock Plan and for ratification of the appointment of KPMG as our independent registered public accountants.
      Under our Certificate of Incorporation and Bylaws, for purposes of determining whether votes have been cast, abstentions and broker “non-votes” will not be counted except with respect to the election of directors where abstentions and broker non-votes will result in the respective nominee receiving fewer votes, but will have no effect on the outcome of the vote.
      A stockholder may vote to “abstain” on the proposal to amend the 2001 Stock Incentive Plan and the ratification of the appointment of KPMG as our independent registered public accountants and the other proposals which may properly come before the annual meeting. If you vote to “abstain,” your shares will be counted as present at the meeting for purposes of determining a quorum on all matters, but will not be considered to be votes cast with respect to such matters. Abstentions will not be voted and will have the effect of a vote against the proposals. If an executed proxy is returned by a broker holding shares in street name that indicates that the broker does not have discretionary authority as to certain shares to vote on one or more matters (a broker non-vote), such shares will be considered present at the meeting for purposes of determining a quorum on all matters, but will not be considered to be votes cast with respect to such matters. Therefore, broker non-votes will have no effect on the outcome of the election of directors, but will have the effect of a vote against the proposal to amend the 2001 Stock Incentive Plan and the ratification of the appointment of KPMG as our independent public accountants. In addition, in the election of directors, a stockholder may withhold such stockholder’s vote.
      We have been advised by Paul G. Allen, the sole holder of Class B shares, that he intends to vote “FOR” all of the ten nominees identified above, including the Class A/ Class B director nominee, which would result in the election of the Class A/ Class B nominee. We have also been advised by Mr. Allen, that he intends to vote “FOR” the amendment of the 2001 Stock Incentive Plan and the ratification of the appointment of KPMG as our independent public accountants, which would result in the approval of the proposals.
What are my choices in the proposals on the agenda?
      You can vote your shares “FOR,” or you can withhold your vote for, the Class A/ Class B director nominee, Robert P. May. On the proposals not involving the election of directors, you can (1) vote for the proposal, (2) vote against the proposal, or (3) abstain from voting.

How do I vote by proxy?
      Follow the instructions on the enclosed proxy card. Sign and date the proxy card and mail it back to us in the enclosed envelope. If you receive more than one proxy card it may mean that you hold shares in more than one account. Sign and return all proxy cards to ensure that all of your shares are voted. The proxy holder named on the proxy card will vote your shares as you instruct. If you sign and return the proxy card but do not indicate your vote, the proxy holder will vote on your behalf “FOR” the named Class A/ Class B director nominee or his substitute, “FOR” the amendment of the 2001 Stock Incentive Plan and “FOR” ratification of KPMG as our independent registered public accountants.
Can I vote or via the Internet?
      Stockholders with shares registered in their names with Mellon Investor Services LLC, our transfer agent, may authorize a proxy by the internet at the following address: http://www.proxyvote.com. A number of brokerage firms and banks participate in a program that permits internet voting. If your shares are held in an account at a brokerage firm or bank that participates in such a program, you may direct the vote of those shares by following the instructions on the voting form enclosed with the proxy from the brokerage firm or bank.
      Proxies submitted via the internet must be received by 11:59 p.m. (EDT) on August 22, 2005. Please refer to your voting instruction form and/or your proxy card for specific voting instructions. If you vote this year’s proxy via the internet, you may also elect to receive future proxy and other materials electronically by following the instructions when you vote. Making this election will save the Company the cost of producing and mailing these documents.
What if other matters come up at the annual meeting?
      The items listed on the Notice of Annual Meeting of Stockholders are the only matters that we know will be voted on at the annual meeting. On such other business as may properly come before the meeting, your shares will be voted in the discretion of the proxy holder.
Can I change my vote after I return my proxy card?
      Yes. At any time before the vote at the annual meeting, you can change your vote either by giving our Secretary a written notice revoking your proxy card, or by signing, dating and submitting a new proxy card. We will honor the latest dated proxy card which has been received prior to the closing of the voting. You may also attend the meeting and vote in person.
Can I vote in person at the annual meeting rather than by completing the proxy card?
      Although we encourage you to complete and return the proxy card to ensure that your vote is counted, you can attend the annual meeting and vote your shares in person.
What do I do if my shares are held in “street name”?
      If your shares are held in the name of your broker, a bank or other nominee, you should return your proxy in the envelope provided by such broker, bank or nominee or instruct the person responsible for holding your shares to execute a proxy on your behalf. In either case, your shares will be voted according to your instructions.
      If you wish to attend the annual meeting and vote your shares in person, you should obtain the documents required to vote your shares in person at the annual meeting from your broker, bank or other nominee.
Who is soliciting my vote?
      The board of directors is soliciting your vote.
Who pays for this proxy solicitation?
      The Company pays for the proxy solicitation. We will ask banks, brokers and other nominees and fiduciaries to forward the proxy material to the beneficial owners of the Class A common stock and to obtain the authority of executed proxies. We will reimburse them for their reasonable expenses.

Proposal No. 1: Election of Class A/ Class B Director
(Item 1 on Proxy Card)
       The Company currently has nine directors, each of whom is elected on an annual basis. In addition, a tenth person has been nominated to be a Class B director to fill an existing vacancy. The Company’s Certificate of Incorporation provides that the holders of the Class B common stock elect all but one of the directors. The holders of the Class A common stock and Class B common stock, voting together, elect one director (the Class A/ Class B director). This election of one Class A/ Class B director by the holders of Class A and Class B common stock voting together is scheduled to take place at the annual meeting of stockholders. The board of directors is soliciting your vote for the Class A/ Class B director to be elected at the annual meeting of stockholders. Once elected, the Class A/ Class B director will hold office until his or her successor is elected, which we expect to occur at next year’s annual meeting of stockholders. You do not have a vote, and your vote is not being solicited, with respect to the election of the ninth Class B directors who will be elected at the meeting.
      Nominations. Robert P. May has been nominated for election as the Class A/ Class B director. Although we do not know of any reason why Mr. May might not be able to serve, the board of directors will propose a substitute nominee to serve if May is not available for election for any reason.
      By virtue of Mr. Allen’s control of approximately 91.5% of the voting power of the Company as of the Record Date, the Company is a “controlled company” under Nasdaq rule 4350(c)(5). As such, the Company is not subject to requirements that a majority of our directors be “independent” (as defined in Nasdaq’s rules) or that there be a nominating committee of the board, responsible for nominating director candidates. The Company does not have a nominating committee. Candidates for director are nominated by the board of directors, based on the recommendation of one or more of our directors. Given the significance of Mr. Allen’s investment in the Company and the high caliber of the individuals who have been recruited to serve on our board of directors, we believe that the Company’s nomination process is appropriate. Criteria and qualifications for new board members considered by the Company’s directors include a high level of integrity and ability, industry experience or knowledge, and operating company experience as a member of senior management (operational or financial). In addition, director candidates must be individuals with the time and commitment necessary to perform the duties of a board member and other special skills that complement or supplement the skill sets of current directors.
      Stockholders may nominate persons to be directors by following the procedures set forth in our Bylaws. These procedures require the stockholder to deliver timely notice to the Secretary at our principal executive offices. That notice must contain the information required by the Bylaws about the stockholder proposing the nominee and about the nominee. No stockholder nominees have been proposed for this year’s meeting.
      Stockholders also are free to suggest persons for the board of directors to consider as nominees. The board of directors will consider those individuals if adequate information is submitted in a timely manner (but at least 120 days before the date of the proxy statement for the prior year’s annual meeting of stockholders) in writing to the board of directors at the Company’s principal executive offices, in care of the General Counsel. The board of directors may, however, give less serious consideration to individuals with whom none of the current board members personally know.
General Information about the Class A/ Class B Director Nominee
      Robert P. May is the director nominee proposed for election by the holders of the Company’s Class A and Class B common stock. Mr. May has agreed to be named in this proxy statement and to serve as a director if elected.
      Robert P. May, 56, was elected to our board of directors in October 2004 and became our Interim President and Chief Executive Officer in January 2005. Mr. May has served on the board of directors of HealthSouth Corporation, a national provider of healthcare services, since October 2002, and has been its

Chairman since July 2004. Mr. May also served as HealthSouth Corporation’s Interim Chief Executive Officer from March 2003 until May 2004, and as Interim President of its Outpatient and Diagnostic Division from August 2003 to January 2004. Since March 2001, Mr. May has been a private investor and principal of RPM Systems, which provides strategic business consulting services. From March 1999 to March 2001, Mr. May served on the board of directors and was Chief Executive of PNV Inc., a national telecommunications company. PNV Inc. filed for bankruptcy in December 2000. Prior to his employment at PNV Inc., Mr. May was Chief Operating Officer and a member of the board of directors of Cablevision Systems Corporation from October 1996 to February 1998, and from 1973 to 1993 he held several senior executive positions with Federal Express Corporation, including President, Business Logistics Services. Mr. May was educated at Curry College and Boston College and attended Harvard Business School’s Program for Management Development.
      THE BOARD OF DIRECTORS RECOMMENDS VOTING “FOR” THE CLASS A/ CLASS B DIRECTOR NOMINEE.

Election of Class B Directors
Information about the Class B Director Nominees
      The following information concerns the nine individuals who have been nominated by the board of directors for election by the Class B holder, voting as a separate class. Each of the following individuals currently serve as Class B directors with the exception of Mr. Davis who has been nominated by the Board to fill an existing vacancy.
      Paul G. Allen, 52, has been Chairman of the Company’s board of directors since July 1999, and Chairman of the board of directors of Charter Investment, Inc. (a predecessor to, and currently an affiliate of, the Company) since December 1998. Mr. Allen, co-founder of Microsoft Corporation, has been a private investor for more than 15 years, with interests in over 50 technology, telecommunications, content and biotech companies. Mr. Allen’s investments include Vulcan Inc., Vulcan Productions, Inc., the Portland Trail Blazers NBA and Seattle Seahawks NFL franchises, and investments in DreamWorks LLC and Oxygen Media. In addition, Mr. Allen is a director of Vulcan Programming Inc., Vulcan Ventures, Vulcan Inc., Vulcan Cable III Inc., numerous privately held companies and, until its sale in May 2004 to an unrelated third party, TechTV L.L.C.
      W. Lance Conn, 37, was elected to the board of directors of the Company in September 2004. Since July 2004, Mr. Conn has served as Executive Vice President, Investment Management for Vulcan Inc., the investment and project management company that oversees a diverse multi-billion dollar portfolio of investments by Paul G. Allen. Prior to joining Vulcan Inc., Mr. Conn was employed by America Online, Inc., an interactive online services company, from March 1996 to May 2003. From 1997 to 2000, Mr. Conn served in various senior business development roles at America Online. In 2000, Mr. Conn began supervising all of America Online’s European investments, alliances and business initiatives. In 2002, he became Senior Vice President of America Online U.S. where he led a company-wide effort to restructure and optimize America Online’s operations. From September 1994 until February 1996, Mr. Conn was an attorney with the Shaw Pittman law firm in Washington, D.C. Mr. Conn holds a J.D. degree from the University of Virginia, a master’s degree in history from the University of Mississippi and an A.B. in history from Princeton University.
      Nathaniel A. Davis, 51, has been nominated by the board to be a Class B director. Since June 2003, Mr. Davis has been Managing Director and owner of RANND Advisory Group, a technology Consulting Group, which advises venture capital, telecom and other technology related firms. From January 2000 through May of 2003, he was President and Chief Operating Officer of XO Communication, Inc. XO Communications filed a petition to reorganize under Chapter 11 of the Bankruptcy Code in June 2002 and completed its restructuring and emerged from Chapter 11 in January 2003. From October 1998 to December 1999 he was Executive Vice President, Network and Technical Services of Nextel Communications, Inc. Prior to that, he worked for MCI Communications from 1982 until 1998 in a number of positions, including as Chief Financial Officer of MCIT from November 1996 until October 1998. Prior to that, Mr. Davis served in a variety of roles that include Senior Vice President of Network Operations, Chief Operating Officer of MCImetro, Sr. Vice President of Finance, Vice President of Systems Development. Mr. Davis holds a B.S. degree from Stevens Institute of Technology, an M.S. from Moore School of Engineering and an M.B.A. from the Wharton School at the University of Pennsylvania. He is a member of the boards of XM Satellite Radio Holdings, Inc. and of Mutual of America Capital Management Corporation.
      Jonathan L. Dolgen, 60, was elected to the board of directors of the Company in October 2004. Since July 2004, Mr. Dolgen has also been a Senior Advisor to Viacom, Inc. a worldwide entertainment and media company, where he provides advisory services to the current Chairman and Chief Executive of Viacom, or others designated by him, on an as requested basis. Since July 2004, Mr. Dolgen has been a private investor and since September 2004, Mr. Dolgen has been a principal of Wood River Ventures, LLC, a private start-up entity that seeks investment and other opportunities primarily in the media sector. From April 1994 to July 2004, Mr. Dolgen served as Chairman and Chief Executive Officer of the Viacom Entertainment Group, a unit of Viacom, where he oversaw various operations of Viacom’s businesses, which during 2003 and 2004 primarily included the operations engaged in motion picture production and distribution, television production and distribution, regional theme parks, theatrical exhibition and publishing. Mr. Dolgen began his career in the entertainment industry in 1976, and until joining the Viacom Entertainment Group, served in executive positions at Columbia Pictures Industries, Inc., Twentieth Century Fox and Fox, Inc., and Sony Pictures Entertainment. Mr. Dolgen holds a B.S. degree from Cornell University and a J.D. degree from New York University.
      David C. Merritt, 51, was elected to the board of directors of the Company in July 2003, and was also appointed as Chairman of the Audit Committee at that time. Since October 2003, Mr. Merritt has been a Managing Director of Salem Partners, LLC, an investment banking firm. He was a Managing Director in the Entertainment Media Advisory Group at Gerard Klauer Mattison & Co., Inc., a company that provided Financial advisory services to the entertainment and media industries, from January 2001 through April 2003. From July 1999 to November 2001, he served as Chief Financial Officer of CKE Associates, Ltd., a privately held company with interests in talent management, film production, television production, music and new media. He also served as a director of Laser-Pacific Media Corporation from January 2001 until October 2003 and served as Chairman of its audit committee. In December 2003, he became a director of Outdoor Channel Holdings, Inc. Mr. Merritt joined KPMG in 1975 and served in a variety of capacities during his years with the firm, including national partner in charge of the media and entertainment practice and before joining CKE Associates, Mr. Merritt was an audit and consulting partner of KPMG for 14 years. Mr. Merritt holds a B.S. degree in Business and Accounting from California State University — Northridge.
      Marc B. Nathanson, 60, has been a director of the Company since January 2000 and serves as Vice Chairman of the board, a non-executive position. Mr. Nathanson is the Chairman of Mapleton Investments LLC, an investment vehicle formed in 1999. He also founded and served as Chairman and Chief Executive Officer of Falcon Holding Group, Inc., a cable operator, and its predecessors, from 1975 until 1999. He served as Chairman and Chief Executive Officer of Enstar Communications Corporation, a cable operator, from 1988 until November 1999. Prior to 1975, Mr. Nathanson held executive positions with Teleprompter Corporation, Warner Cable and Cypress Communications Corporation. In 1995, he was appointed by the President of the United States to the Broadcasting Board of Governors, and from 1998 through September 2002, served as its Chairman. Mr. Nathanson holds a bachelors degree in Mass Communications from the University of Denver and a masters degree in Political Science from University of California/ Santa Barbara.
      Jo Allen Patton, 47, has been a director of the Company since April 2004. Ms. Patton joined Vulcan Inc. as Vice President in 1993, and since that time she has served as an officer and director of many affiliates of Mr. Allen, including her current position as President and Chief Executive Officer of Vulcan Inc. since July 2001. Ms. Patton is also President of Vulcan Productions, an independent feature film and documentary production company, Vice Chair of First & Goal, Inc., which developed and operated the Seattle Seahawks NFL stadium, and serves as Executive Director of the six Paul G. Allen Foundations. Ms. Patton is a co-founder of the Experience Music Project museum, as well as the Science Fiction Museum and Hall of Fame. Ms. Patton is the sister of Mr. Allen.
      John H. Tory, 51, has been a director of the Company since December 2001. Mr. Tory served as the Chief Executive Officer of Rogers Cable Inc., Canada’s largest broadband cable operator, from 1999 until 2003. From 1995 to 1999, Mr. Tory was President and Chief Executive Officer of Rogers Media Inc., a broadcasting and publishing company. Prior to joining Rogers, Mr. Tory was a Managing Partner and member of the executive committee at Tory Tory DesLauriers & Binnington, one of Canada’s largest law firms. Mr. Tory serves on the board of directors of Rogers Telecommunications Limited and Cara Operations Limited and is Chairman of Cara Operations Audit Committee. Mr. Tory was educated at University of Toronto Schools, Trinity College (University of Toronto) and Osgoode Hall Law School. Effective September 18, 2004, Mr. Tory was elected Leader of the Ontario Progressive Conservative Party. On March 17, 2005, he was elected a Member of the Provincial Parliament and on March 29, 2005, became the Leader of Her Majesty’s Loyal Opposition. On June 29, 2005, Mr. Tory formally notified the Company that he intends to resign from the board of directors. The date for his departure has not yet been determined, but he has indicated that he will continue to serve on the board, as well as the audit committee, at least until the date of the annual stockholders meeting or until a replacement director is named.

      Larry W. Wangberg, 63, has been a director of the Company since January 2002. From August 1997 to May 2004, Mr. Wangberg was a director of TechTV L.L.C., a cable television network controlled by Paul Allen. He also served as its Chairman and Chief Executive Officer from August 1997 through July 2002. In May 2004, TechTV L.L.C. was sold to an unrelated party. Prior to joining TechTV L.L.C., Mr. Wangberg was Chairman and Chief Executive Officer of StarSight Telecast Inc., an interactive navigation and program guide company which later merged with Gemstar International, from 1994 to 1997. Mr. Wangberg was Chairman and Chief Executive Officer of Times Mirror Cable Television and Senior Vice President of its corporate parent, Times Mirror Co., from 1983 to 1994. He currently serves on the boards of Autodesk Inc. and ADC Telecommunications, Inc. Mr. Wangberg holds a bachelor’s degree in Mechanical Engineering and a master’s degree in Industrial Engineering, both from the University of Minnesota.
Board of Directors
      Our board of directors meets regularly throughout the year on a set schedule. The board also holds special meetings and acts by written consent from time to time as necessary. Meetings of the independent members of the board coincide with regularly scheduled meetings of the full board (four times a year) and may meet more frequently. Management is not present at these meetings. Each of the directors then serving attended last year’s annual meeting of stockholders, and members of the board of directors are encouraged to attend the annual meeting each year. In 2004, the full board of directors held thirteen meetings and acted seven times by written consent. No director attended fewer than 75% of the total number of meetings of the board and of committees on which he or she served.
      The board of directors has determined that all of the members of the Audit Committee are independent directors, as required by the Nasdaq listing standards. The remaining director independence NASDAQ requirements do not apply to the Company, as it is a “Controlled Company” under the NASDAQ listing standards by virtue of Mr. Allen’s control of more than 50% of the voting power.
Stockholder Contact with Directors
      Individuals may communicate directly with members of the board of directors or members of the board’s standing committees by writing to the following address:
          Charter Communications, Inc.
          Charter Plaza
          12405 Powerscourt Drive
          St. Louis, Missouri 63131
          Attn: Corporate Secretary
      The Secretary will summarize all correspondence received, subject to the standards below, and periodically forward summaries to the board. Members of the board may at any time request copies of any such correspondence. Communications may be addressed to the attention of the board, a standing committee of the board, or any individual member of the board or a committee. Communication that is primarily commercial in nature, relates to an improper or irrelevant topic, or requires investigation to verify its content may not be forwarded.
Committees of the Board
      The board of directors delegates authority to act with respect to certain matters to board committees whose members are appointed by the board. The following are the committees of the board of directors: Audit Committee, Financing Committee, Compensation Committee, Executive Committee, Strategic Planning Committee and a Special Committee for matters related to the CC VIII put dispute discussed herein.
      The Audit Committee, which has a written charter approved by the board of directors, consisted of three directors as of March 28, 2005: Charles Lillis, John Tory and David Merritt, all of whom were determined by the board of directors to be independent in accordance with the applicable corporate governance listing standards of the NASDAQ National Market. The Company’s board of directors has determined that, in its judgment, David Merritt is an audit committee financial expert within the meaning of the applicable federal regulations.
      Charles M. Lillis resigned from the Company’s board of directors, effective on March 28, 2005. Mr. Lillis was one of three independent members of the Audit Committee. As a result of his resignation, the Company no longer complies with Nasdaq’s Marketplace Rule 4350(d)(2)(A), requiring an Audit Committee with at least three members who are “independent” as defined in that rule. On March 31, 2005, the Company received notification from Nasdaq of its noncompliance with Marketplace Rule 4350. Nasdaq has informed the Company that it has until the date of its next annual stockholder meeting to regain compliance or its securities will be delisted. When Mr. Davis is elected a director at the stockholders’ meeting, he will automatically become a new Audit Committee member who meets the independence requirements of the Nasdaq rules and thus, the Company will regain compliance with the Nasdaq rules. In addition, on June 29, 2005, Mr. Tory formally notified the Company that he intends to resign from the board of directors and the board committees on which he serves. The date for his departure has not yet been determined, but he has indicated that he will continue to serve on the board and its committees at least until the date of the annual stockholders meeting or until a replacement director is named. The Audit Committee held ten meetings in 2004.
      The Compensation Committee reviews and approves the Company’s compensation of the senior management of the Company and its subsidiaries. Until April 2004, when William Savoy resigned from the board, the Compensation Committee of the Company was comprised of Messrs. Allen, Savoy and Nathanson. Mr. Lillis was elected to the Committee in July 2004. The Compensation Committee met five times in 2004 and executed two unanimous consents in lieu of a meeting.
      The Option Plan Committee administered our 1999 Option Plan, and the 2001 Stock Incentive Plan and authorizes grants and awards under the 2001 Stock Incentive Plan, including the Long-Term Incentive Program, to eligible individuals. The Option Plan Committee determined the terms of each stock option grant, restricted stock grant or other award at the time of grant. The Option Plan Committee also had the power to accelerate the vesting of any grant or extend the term thereof. The Option Plan Committee, consisted of Ms. Peretsman and Mr. Merritt until July of 2004, when Ms. Peretsman was replaced by Mr. Lillis. The Option Plan Committee met five times in 2004 and executed two unanimous consents in lieu of a meeting.
      In February 2005, as a result of the impending departure from the Board of Mr. Lillis, the Compensation Committee and Option Plan Committee merged and the resulting committee is called the Compensation Committee. The current members are Messrs. Allen, Merritt and Nathanson.
      The Financing Committee reviews the Company’s financing activities and approves the terms and conditions of any financing transactions in consultation with the Company’s legal and financial advisors. The Financing Committee in 2004 consisted of Messrs. Allen and Vogel and Ms. Peretsman, until her resignation in September 2004. Mr. Merritt replaced Ms. Peretsman on the Committee in October 2004. Mr. Vogel resigned as a member in January 2005. The Financing Committee met fourteen times in 2004.
      The Executive Committee may act in place of the full board of directors and exercise such powers of the full board as the board may delegate to such Committee from time to time. The Executive Committee consisted of directors Messrs. Allen, Savoy, Vogel and Nathanson until Mr. Savoy resigned in April 2004. Mr. Vogel resigned in January 2005 and Mr. May was elected to the Committee in January 2005. The Executive Committee meets on an informal basis and did not meet in 2004.
      A Special Committee was formed in 2003 to address a dispute with Mr. Allen over the ownership of membership interests of our subsidiary CC VIII, LLC. That Special Committee consists of Messrs. Merritt, Wangberg and Tory. The Special Committee met twenty-five times in 2004.
      The Strategic Planning Committee was formed in September 2004 to focus on operational improvement. The Committee’s purpose is to assist the Board of Directors in the oversight and development of the strategic planning process. Messrs. Conn, Nathanson and Vogel and Ms. Patton were elected Committee members. Mr. May was added as a Committee member in October 2004 and Mr. Vogel resigned in January 2004. The Strategic Planning Committee met three times in 2004.

Director Compensation
      Each non-employee member of our board receives an annual retainer of $40,000 in cash plus restricted stock, vesting one year after date of grant, with a value on the date of grant of $50,000. In addition, the Audit Committee chair receives $25,000 per year, and the chair of each other committee receives $10,000 per year. Prior to February 22, 2005, all committee members also received $1,000 for attendance at each committee meeting. Beginning on February 22, 2005 each director also receives $1,000 for telephonic attendance at each meeting of the full board and $2,000 for in-person attendance. Each director of the Company is entitled to reimbursement for costs incurred in connection with attendance at board and committee meetings. Vulcan has informed us that, in accordance with its internal policy, Mr. Conn turns over to Vulcan all compensation he receives for his participation on the Company’s board of directors or committees thereof. Directors who were employees did not receive additional compensation in 2003 or 2004. Mr. Vogel, who was our President and Chief Executive Officer in 2004, was the only director who was also an employee during 2004. Our Bylaws provide that all directors are entitled to indemnification to the maximum extent permitted by law from and against any claims, damages, liabilities, losses, costs or expenses incurred in connection with or arising out of the performance by them of their duties for us or our subsidiaries. In addition, we have been informed by Vulcan that the bylaws of Vulcan, Inc. also provide that Ms. Patton and Messrs. Allen and Conn are entitled to similar indemnification in connection with their service on our Board of Directors.
Executive Officers
      Our executive officers, listed below, are elected by the board of directors annually following the Annual Meeting of Stockholders, and each serves until his or her successor is elected and qualified or until his or her earlier resignation or removal.

Executive Officers	Position

Paul G. Allen	Chairman of the Board of Directors
Robert P. May	Interim President and Chief Executive Officer
Wayne H. Davis	Executive Vice President and Chief Technical Officer
Sue Ann Hamilton	Executive Vice President, Programming
Thomas J. Hearity	Senior Vice President, Acting General Counsel and Secretary
Michael J. Lovett	Executive Vice President and Chief Operating Officer
Paul E. Martin	Senior Vice President, Interim Chief Financial Officer, Principal Accounting Officer and Corporate Controller
Lynne F. Ramsey	Senior Vice President, Human Resources
      Information regarding our executive officers who do not serve as directors is set forth below.
      Wayne H. Davis, 51, Executive Vice President and Chief Technical Officer. Mr. Davis was promoted to his current position in June 2004. Previously, Mr. Davis served as a Senior Vice President, Engineering and Technical Operations, and as Assistant to the President/ Vice President of Management Services since July 2002 and prior to that, he was Vice President of Engineering/ Operations for the Company’s National Region from December 2001. Before joining the Company, Mr. Davis held the position of Vice President of Engineering for Comcast Corporation, Inc. Prior to that, he held various engineering positions including Vice President of Engineering for Jones Intercable Inc. He began his career in the cable industry in 1980. He attended the State University of New York at Albany. Mr. Davis serves as an advisory board member of Cedar Point Communications, and as a board member of @Security Broadband Corp., a company in which the Company owns an equity interest. Mr. Davis is also a member of the Society of Cable Telecommunications Engineers.
      Sue Ann R. Hamilton, 44, Executive Vice President, Programming. Ms. Hamilton joined the Company as Senior Vice President of Programming in March 2003 and was promoted to her current position in April 2005. From March 1999 to November 2002, Ms. Hamilton served as Vice President of Programming for AT&T Broadband, L.L.C. Prior to that, from October 1993 to March 1999, Ms. Hamilton held numerous management positions at AT&T Broadband, L.L.C. and Tele-Communications, Inc. (TCI), which was acquired by AT&T Broadband, L.L.C. in 1999. Prior to her cable television career with TCI, she was a partner with Kirkland & Ellis representing domestic and international clients in complex commercial transactions and securities matters. A magna cum laude graduate of Carleton College in Northfield, Minnesota, Ms. Hamilton received a J.D. degree from Stanford Law School, where she was Associate Managing Editor of the Stanford Law Review and Editor of the Stanford Journal of International Law.
      Thomas J. Hearity, 58, Senior Vice President, Acting General Counsel and Secretary. Mr. Hearity joined the Company as Vice President and Associate General Counsel in September 2003 and was promoted to Senior Vice President and Associate General Counsel in August 2004. He was appointed to Acting General Counsel in April 2005 and appointed Secretary in May 2005. Prior to joining the Company, Mr. Hearity served as outside counsel for the Company and several other major wireline and wireless telecommunications firms from 1996 to 2003. Mr. Hearity served as counsel for the NYNEX Corporation from 1984 to 1996. Mr. Hearity graduated with honors and received a B.A. degree in History and a J.D. degree from the University of Iowa.
      Michael J. Lovett, 44, Executive Vice President and Chief Operating Officer. Mr. Lovett was promoted to his current position in April 2005. Prior to that, he served as Executive Vice President, Operations and Customer Care from September 2004 through March 2005, and as Senior Vice President, Midwest Division Operations and as Senior Vice President of Operations Support, since joining the Company in August 2003 until September 2004. Mr. Lovett was Chief Operating Officer of Voyant Technologies, Inc., a voice conferencing hardware/ software solutions provider, from December 2001 to August 2003. From November 2000 to December 2001, he was Executive Vice President of Operations for OneSecure, Inc., a startup company delivering management/monitoring of firewalls and virtual private networks. Prior to that, Mr. Lovett was Regional Vice President at AT&T from June 1999 to November 2000 where he was responsible for operations. Mr. Lovett was Senior Vice President at Jones Intercable from October 1989 to June 1999 where he was responsible for operations in nine states. Mr. Lovett began his career in cable television at Centel Corporation where he held a number of positions.
      Paul E. Martin, 44, Senior Vice President, Interim Chief Financial Officer, Principal Accounting Officer and Corporate Controller. Mr. Martin has been employed by the Company since March 2000, when he joined the Company as Vice President and Corporate Controller. In April 2002, Mr. Martin was promoted to Senior Vice President, Principal Accounting Officer and Corporate Controller, in August 2004 was named Interim co-Chief Financial Officer and in April 2005 was named Interim Chief Financial Officer. Prior to joining the Company, Mr. Martin was Vice President and Controller for Operations and Logistics for Fort James Corporation, a manufacturer of paper products. From 1995 to February 1999, Mr. Martin was Chief Financial Officer of Rawlings Sporting Goods Company, Inc. Mr. Martin received a B.S. degree with honors in Accounting from the University of Missouri — St. Louis.
      Lynne F. Ramsey, 47, Senior Vice President, Human Resources. Ms. Ramsey joined the Company’s Human Resources group in March 2001 and served as Corporate Vice President, Human Resources. She was promoted to her current position in July 2004. Before joining the Company, Ms. Ramsey was Executive Vice President of Human Resources for Broadband Infrastructure Group from March 2000 through November 2000. From 1994 to 1999, Ms. Ramsey served in Human Resources for Firstar Bank (previously Mercantile Bank of St. Louis) most recently as Senior Vice President. She served as Vice President of Human Resources for United Postal Savings where she worked from 1982 through 1994, when it was acquired by Mercantile Bank of St. Louis. Ms. Ramsey received a bachelor’s degree in Education from Maryville College and a master’s degree in Human Resources Management from Washington University.

Report of the Compensation Committee
       The following report does not constitute soliciting materials and is not considered filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, unless we state otherwise.
      The Compensation Committee of the Board of Directors is responsible for reviewing and approving the annual salaries and other compensation of the executive officers of the Company and its subsidiaries and providing assistance and recommendations with respect to compensation plans. Until April 2004, when Mr. Savoy resigned from the board, the Compensation Committee of the Company was comprised of Messrs. Allen, Savoy and Nathanson. In 2004, Ms. Peretsman and Mr. Merritt served as the Option Plan Committee that administered the 1999 Charter Communications Option Plan and the Charter Communications, Inc. 2001 Stock Incentive Plan until Mr. Lillis replaced Ms. Peretsman on the Option Plan Committee in July 2004. The Option Plan Committee and the Compensation Committee merged in February 2005. The Compensation Committee currently is comprised of Messrs. Allen, Merritt and Nathanson.
Compensation Philosophy
      In order to attract and retain well qualified executives, which the Compensation Committee believes is crucial to the Company’s success, the Compensation Committee’s approach is to compensate executives commensurate with their experience, expertise and performance and to be competitive with the cable, telecommunications, and other related industries. This compensation consists of a base salary, an annual cash bonus, and long-term stock-based incentives. The annual cash bonus and long-term stock-based incentives are intended to align executive compensation with our business strategies, values and management initiatives, both short- and long-term. Through this incentive compensation, we place a substantial portion of executive compensation at risk, and dependent upon the financial performance of the Company over the relevant periods. This rewards executives for performance that enhances the Company’s financial strength and shareholder value.
Annual Cash Bonuses
      The Company’s annual cash bonus program is tied to performance targets (primarily short-term financial performance goals) reflected in the Company’s business plans for the fiscal year. Executive officer bonus payments are generally targeted for between 50-100% of base salary if performance goals are achieved and could reach twice that amount if the goals are exceeded. Our final determination takes into consideration the recommendations of our President and Chief Executive Officer. The 2004 bonus plan established targets for growth in revenue and operating cash flow and achieving efficiencies in capital expenditures. Cash bonus targets in the 2004 bonus plan were heavily weighted to revenue and, as a result, bonus payments for 2004 were less than the targeted amounts.
      The Company’s annual cash bonus program for 2005 has also established targets for growth in revenue and operating cash flow and achieving efficiencies in capital expenditures. Unlike 2004, however, the 2005 program also includes a customer satisfaction target. Bonus payments for executive officers are again generally targeted for between 50-100% of base salary and could reach 150% of that amount if the goals are exceeded.
      The Compensation Committee also authorized an Excellence Award for Officers designed as a special one-time plan to augment the 2005 cash bonus program. Bonus payments for the Excellence Award are targeted at 50% of a participants’ bonus opportunity, and payments are achieved only in the event established targets in the annual cash bonus program are achieved or exceeded. The Compensation Committee may also authorize or recommend to the Board of Directors the payment of discretionary bonuses based upon an assessment of an executive’s contributions, the Company’s performance and such other factors as the Compensation Committee deems relevant.

Stock-Based Incentives
      The Compensation Committee believes that stock ownership by key executives provides a valuable and important incentive for their continued diligence, and helps align their interests with those of the Company’s stockholders. To facilitate these objectives, in 2004, stock options were granted to certain executives (as well as other employees).
      During 2003, the Compensation Committee conducted a comprehensive review of the Company’s equity compensation practices with the assistance of a nationally known compensation consultant. As a result of such review, in October 2003, the Compensation Committee approved a new Charter Long-Term Incentive Program. The new program is directed to the Company’s key managers, which currently total approximately 500 individuals. Under the new program, eligible individuals receive annual grants with a targeted economic value. The approximate economic values of the target awards are established with the assistance of our consultant based on periodic market surveys of executive and management compensation packages of comparable companies. We currently expect that approximately half of the annual awards will be in the form of stock options and the other half will be in the form of performance units. The stock options vest one-fourth on each of the first four anniversaries of the grant date. The performance units are converted to shares of the Company’s Class A common stock if, after three calendar years, certain revenue growth and unlevered free cash flow growth targets are achieved. The final payout of the performance shares at the end of the three years can range from zero to 200% of the performance unit award depending upon actual Company performance relative to the targets established by the Compensation Committee at the time of the award.
      The 2005 grant levels for plan participants are based on targeted economic value, in addition to a requirement to remain within a pre-approved run rate (the total number of shares granted to employees as a percentage of total outstanding shares). Approximately 60% of the awards are in the form of stock options, and 40% are in the form of performance units. Performance units in the 2005 grant are tied to the achievement of certain revenue growth and unlevered free cash flow growth targets for 2005 only (rather than a three year performance term), with a conversion to shares of Class A common stock after three calendar years if certain 2005 targets are achieved. The Company presently intends to return to a three year performance term for future grants of performance units. This stock-based compensation approach blends two components intended to align executive incentives with value creation. The earning of the performance units is directly tied to specific financial metrics that we believe are critical, at this point in time, for driving the value of the Company. The value of the options is tied to the trading price of the stock and thus tied to stockholder value. In addition, by limiting the group of eligible participants to key managers and executives, we target the group of employees who can best influence results and for which the Company’s stock-based compensation can most cost effectively produce the intended incentive and retention effect.
Exchange Offer
      At the Company’s 2003 annual stockholders’ meeting, stockholders approved an amendment to our stock incentive plan authorizing the Company to reprice outstanding options with an exercise price above market value, including exchanges of options to reduce the exercise price. Accordingly, in conjunction with our comprehensive review of equity-based compensation, in January 2004, we offered 10,500 employees holding outstanding options (vested and unvested) with an exercise price in excess of $10 per share the right to exchange these options for shares of restricted Charter Class A common stock, according to certain exchange ratios, depending on the exercise price applicable to the options. The shares of restricted stock vest in three equal installments on each of the three anniversaries following the exchange. Further, for the senior and executive vice presidents who participated in the exchange, one-half of the restricted shares received will vest at the end of the three-year period only if the revenue and unlevered free cash flow targets established by the Compensation Committee are achieved. The exchange offer also provided that the Company would pay $5.00 per share in cash instead of issuing restricted shares to those employees who would receive less than 400 shares of restricted stock in the exchange. Participation in the exchange was voluntary and non-employee members of the board of directors were not eligible to participate in the exchange. We believe this exchange offer served an important goal of helping to motivate tenured employees for their contributions during a difficult period and to recognize their ongoing commitment by allowing them to exchange “out of the money”

options for restricted shares of Class A common stock with a value closer to the market value of the Company’s stock at the time of the exchange.
2005 Executive Cash Award Plan
      In June 2005, the Company adopted the 2005 Executive Cash Award Plan (“Plan”), to provide additional incentive to, and retain the services of, certain officers of the Company and its subsidiaries, to achieve the highest level of individual performance and contribute to the success of the Company. Eligible participants are employees of the Company or any of its subsidiaries who have been recommended by the CEO and designated and approved as Plan participants by the Compensation Committee of the Company’s board of directors. At the time the Plan was adopted, the interim CEO recommended and the Compensation Committee designated and approved as Plan participants the permanent President and Chief Executive Officer position (when filled), Executive Vice President positions and selected Senior Vice President positions.
      The Plan provides that each participant be granted an award which represents an opportunity to receive cash payments in accordance with the Plan. An award will be credited in book entry format to a participant’s account in an amount equal to 100% of a participant’s base salary on the date of Plan approval in 2005 and 20% of participant’s base salary in each year 2006 through 2009, based on that participant’s base salary as of May 1 of the applicable year. The Plan awards will vest at the rate of 50% of the plan award balance at the end of 2007 and 100% of the plan award balance at the end of 2009. Participants will be entitled to receive payment of the vested portion of the award if the participant remains employed by the Company continuously from the date of participant’s initial participation through the end of the calendar year in which his or her award becomes vested, subject to payment of pro-rated award balances to a participant who terminates due to death or disability or in the event the Company elects to terminate the Plan.
      A participant’s eligibility for, and right to receive, any payment under the Plan (except in the case of intervening death) is conditioned upon the participant first executing and delivering to the Company an agreement releasing and giving up all claims that participant may have against the Company and related parties arising out of or based upon any facts or conduct occurring prior to the payment date, and containing additional restrictions on post-employment use of confidential information, non-competition and non-solicitation and recruitment of customers and employees.
Section 162(m)
      Section 162(m) of the Internal Revenue Code generally provides that certain kinds of compensation in excess of $1 million in any single year paid to the chief executive officer and the four other most highly compensated executive officers of a public company are not deductible for federal income tax purposes. However, pursuant to regulations issued by the U.S. Treasury Department, certain limited exemptions to Section 162(m) apply with respect to qualified “performance-based compensation.”
      While the tax effect of any compensation arrangement is one factor to be considered, such effect is evaluated in light of our overall compensation philosophy. To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the Compensation Committee has not adopted a policy that all compensation must be deductible. Stock options and performance shares granted under our 2001 Stock Incentive plan are subject to the approval of the Compensation Committee. The grants qualify as “performance-based compensation” and, as such, are exempt from the limitation on deductions.
      Outright grants of restricted stock (such as in the exchange offer described above) and certain cash payments (such as base salary and cash bonuses) are not structured to qualify as “performance-based compensation” and are, therefore, subject to the Section 162(m) limitation on deductions and will count against the $1 million cap.
PAUL G. ALLEN
DAVID C. MERRITT
MARC B. NATHANSON

Executive Compensation
Compensation Committee Interlocks and Insider Participation
      No member of the Compensation Committee or the Option Plan Committee was an officer or employee of the Company or any of its subsidiaries during 2004, except for Mr. Allen, who served as a non-employee chairman of the Compensation Committee. Also, Mr. Nathanson was an officer of certain subsidiaries of the Company prior to their acquisition by the Company in 1999 and served as Vice Chairman of the Company’s board of directors, a non-executive, non-salaried position in 2004. Mr. Allen is the 100% owner and a director of Vulcan Inc. and certain of its affiliates, which employed Mr. Savoy, one of our directors until April 27, 2004, as an executive officer in the past and currently employs Mr. Conn and Ms. Patton as executive officers. Mr. Allen also was a director of and indirectly owned 98% of TechTV, of which Mr. Wangberg, one of our directors, was a director until the sale of TechTV to an unrelated third party in May 2004. Transactions between the Company and members of the Compensation Committee are more fully described in “— Director Compensation” and in “Certain Relationships and Related Transactions — Other Miscellaneous Relationships.”
      During 2004, (1) none of our executive officers served on the compensation committee of any other company that has an executive officer currently serving on the board of directors, Compensation Committee or Option Plan Committee of the Company and (2) except for Carl Vogel who served as a director of Digeo, Inc., an entity of which Paul Allen is a director and by virtue of his position as Chairman of the board of directors of Digeo, Inc. is also a non-employee executive officer, none of our executive officers served as a director of another entity, one of whose executive officers served on the Compensation Committee or Option Plan Committee of the Company.
Code of Ethics
      In January 2003, we adopted a Code of Conduct that constitutes a Code of Ethics within the meaning of federal securities regulations for our employees, including all executive officers and directors. We also established a hotline and website for reporting alleged violations of the Code of Conduct, established procedures for processing complaints and implemented educational programs to inform our employees regarding the Code of Conduct. A copy of our Code of Conduct is available on our website at www.charter.com.

Summary Compensation Table
      The following table sets forth information as of December 31, 2004 regarding the compensation to those executive officers listed below for services rendered for the fiscal years ended December 31, 2002, 2003 and 2004. These officers consist of the Chief Executive Officer, each of the other four most highly compensated executive officers as of December 31, 2004, and one other highly compensated executive officer who served during 2004 but was not an executive officer on December 31, 2004.

							Long-Term
		Annual Compensation					Compensation Award

	Year				Other Annual		Restricted	Securities	All Other
Name and Principal	Ended				Compensation		Stock	Underlying	Compensation
Position	Dec. 31	Salary($)	Bonus($)		($)		Awards($)	Options(#)	($)(1)

Carl E. Vogel(2)	2004	1,038,462	500,000		—		4,658,000(14)	580,000	42,426	(20)
Former President and	2003	1,000,000	150,000		30,345	(11)	—	750,000	12,639	(20)
Chief Executive Officer	2002	980,769	330,000		214,961	(11)	—	1,000,000	10,255	(20)
Margaret A. Bellville(3)	2004	478,366	—		28,309	(12)	612,000(15)	200,000	204,408	(21)
Former Executive Vice	2003	581,730	203,125		30,810	(12)	—	—	109,139	(21)
President, Chief Operating	2002	9,615	150,000		—		—	500,000	—
Officer
Derek Chang(4)	2004	448,077	85,700		7,255	(13)	395,250(16)	135,000	5,510
Former Executive Vice	2003	15,385	—		—		192,000(16)	350,000	—
President of Finance and
Strategy, Interim co-Chief
Financial Officer
Steven A. Schumm(5)	2004	467,308	15,815	(8)	—		862,952(17)	135,000	12,360
Former Executive Vice	2003	448,077	45,000		—		—	250,000	9,889
President and Chief	2002	436,058	588,000	(9)	—		—	300,000	5,255
Administrative Officer
Curtis S. Shaw(6)	2004	422,115	16,109		—		395,250(18)	135,000	12,592
Former Executive Vice	2003	275,782	37,500		—		—	250,000	9,411	(22)
President, General Counsel	2002	249,711	281,500	(10)	—		—	100,000	3,096
and Secretary
Michael J. Lovett(7)	2004	291,346	241,888		—		351,570(19)	172,000	15,150	(23)
Executive Vice President,	2003	81,731	60,000		—		—	100,000	2,400	(23)
Operations and Customer Care

(1)	Except as noted in notes 20 through 23 below, these amounts consist of matching contributions under our 401(k) plan, premiums for supplemental life insurance available to executives, and long-term disability available to executives.

(2)	Mr. Vogel resigned from all of his positions with the Company and its subsidiaries on January 17, 2005.

(3)	Ms. Bellville became the Chief Operating Officer of the Company in December 2002 and terminated her employment, effective September 30, 2004.

(4)	Mr. Chang was hired as Executive Vice President of Finance and Strategy in December 2003, and was appointed Interim co-Chief Financial Officer in August 2004. Mr. Chang resigned from all positions with the Company and its subsidiaries effective April 15, 2005.

(5)	Mr. Schumm’s position with the Company and its subsidiaries was eliminated, resulting in the termination of his employment on January 28, 2005.

(6)	Mr. Shaw resigned from all positions with the Company and its subsidiaries effective April 15, 2005.

(7)	Mr. Lovett joined the Company in August 2003 and was promoted to Executive Vice President, Chief Operating Officer in April 2005.

(8)	Mr. Schumm’s bonus for 2004 was determined in accordance with his separation agreement.

(9)	Includes a “stay” bonus representing the principal and interest forgiven under employee’s promissory note, amounting to $363,000 for 2002, and $225,000 awarded as a bonus for services performed in 2002.

(10)	Includes a “stay” bonus representing the principal and interest forgiven under employee’s promissory note, amounting to $181,500 for 2002, and $100,000 awarded as a bonus for services performed in 2002.

(11)	The amount shown for 2003 is related to personal use of the corporate airplane, $100,000 is attributed to personal use and commuting in the corporate airplane and $114,961 for purchase of a car.

(12)	The amount shown for 2004 includes reimbursement for taxes (on a “grossed up” basis) paid in respect of prior reimbursements for relocation expenses. Of the amount shown for 2003, $26,010 is attributed to personal use of the corporate airplane and $4,800 for car allowance.

(13)	Includes reimbursement for taxes (on a “grossed up” basis) paid in respect of prior reimbursements for relocation expenses.

(14)	Includes 340,000 performance shares granted in January 2004 under our Long-Term Incentive Program that were to vest on the third anniversary of the grant date only if the Company were to meet certain performance criteria. Also includes 680,000 restricted shares issued in exchange for stock options held by Mr. Vogel pursuant to the February 2004 option exchange program described below, one half of which constituted performance shares which were to vest on the third anniversary of the grant date only if the Company were to meet certain performance criteria, and the other half of which were to vest over three years in equal one-third installments. At December 31, 2004, the value of all Mr. Vogel’s unvested restricted stock holdings (including performance shares) was $2,310,468, based on a per share market value (closing sale price) of $2.24 for our Class A common stock. All performance shares were forfeited upon termination of employment. The remainder of the restricted shares will vest in part on the terms described below under “Employment Arrangements and Related Agreements.”

(15)	These restricted shares consisted solely of performance shares granted under our Long-Term Incentive Program that were to have vested on the third anniversary of the grant date only if the Company were to meet certain performance criteria. At December 31, 2004, the value of all of Ms. Bellville’s unvested restricted stock holdings (including performance shares) was $0, since all performance shares were previously forfeited upon the termination of employment.

(16)	Restricted shares granted in 2004 represent 77,500 performance shares granted under our Long-Term Incentive Program that were to vest on the third anniversary of the grant date only if the Company were to meet certain performance criteria. Restricted shares granted in 2003 vest over four years in equal one-fourth installments. At December 31, 2004, the value of all of Mr. Chang’s unvested restricted stock holdings (including performance shares) was $257,600 based on a per share market value (closing sale price) of $2.24 for our Class A common stock on December 31, 2004. All performance shares were forfeited upon termination of employment. The remainder of restricted shares will vest in part on the terms described below under “Employment Arrangements and Related Agreements.”

(17)	Includes 77,500 performance shares granted in January 2004 under our Long-Term Incentive Program that were to vest on the third anniversary of the grant date only if the Company were to meet certain performance criteria. Also includes restricted shares issued in exchange for stock options held by the named officer pursuant to the February 2004 option exchange program described below. One half of these restricted shares constitutes performance shares which were to vest on the third anniversary of the grant date only if the Company meets certain performance criteria and the other half of which were to vest over three years in equal one-third installments. At December 31, 2004, the value of all of Mr. Schumm’s unvested restricted stock holdings (including performance shares) was $417,240, based on a per share market value (closing sale price) of $2.24 for our Class A common stock on December 31, 2004. All performance shares were forfeited upon the termination of employment. The remainder of the restricted shares will vest in part on the terms described below under “Employment Arrangements and Related Agreements.”

(18)	These restricted shares consist solely of performance shares granted under our Long-Term Incentive Program that will vest on the third anniversary of the grant date only if the Company meets certain performance criteria. At December 31, 2004, the value of all of the named officer’s unvested restricted stock holdings (including performance shares) was $173,600 based on a per share market value (closing sale price) of $2.24 for our Class A common stock on December 31, 2004. All performance shares were forfeited upon termination of employment.

(19)	These restricted shares consist solely of performance shares granted under our Long-Term Incentive Program that will vest on the third anniversary of the grant date only if the Company meets certain performance criteria. At December 31, 2004, the value of all of Mr. Lovett’s unvested restricted stock holdings (including performance shares) was $197,120, based on a per share market value (closing sale price) of $2.24 for our Class A common stock on December 31, 2004.

(20)	In addition to items in note 1 above, includes (i) for 2004, $28,977 attributed to personal use of the corporate airplane, $10,000 as reimbursement for tax advisory services, (ii) for 2003, $10,000 as reimbursement for tax advisory services, and (iii) for 2002, $10,000 as reimbursement for tax advisory services.

(21)	In addition to items in note 1 above, includes (i) for 2004, $183,899 for severance and accrued vacation at termination of employment, $10,299 for COBRA payments following termination, $4,650 for automobile allowance and $2,831 attributed to personal use of the corporate airplane, and (ii) for 2003, $5,000 as reimbursement for tax advisory services, $7,500 for legal services and $93,684 paid in relation to relocation expenses.

(22)	In addition to items in note 1 above, includes for 2003, $2,287 attributed to personal use of the corporate airplane.

(23)	In addition to items in note 1 above, includes (i) for 2004, $7,200 for automobile allowance, and $597 attributed to personal use of the corporation aircraft, and (ii) for 2003, $2,400 for automobile allowance.

2004 Option Grants
      The following table shows individual grants of options made to individuals named in the Summary Compensation Table during 2004. All such grants were made under the 2001 Stock Incentive Plan and the exercise price was based upon the fair market value of the Company’s Class A common stock on the respective grant dates.

					Potential Realizable
					Value at Assumed
	Number of	% of Total			Annual Rate of
	Securities	Options			Stock Price Appreciation
	Underlying	Granted to			For Option Term(2)
	Options	Employees	Exercise	Expiration
Name	Granted(#)(1)	In 2004	Price($/Sh)	Date	5%($)	10%($)

Carl E. Vogel(3)	580,000	6.17%	$5.17	1/27/14	1,885,803	4,778,996
Margaret A. Bellville(4)	200,000	2.13%	5.17	1/27/14	650,277	1,647,930
Derek Chang(5)	135,000	1.44%	5.17	1/27/14	438,937	1,112,353
Steven A. Schumm(6)	135,000	1.44%	5.17	1/27/14	438,937	1,112,353
Curtis S. Shaw(7)	135,000	1.44%	5.17	1/27/14	438,937	1,112,353
Michael J. Lovett	77,000	0.82%	5.17	1/27/14	251,982	638,573
	12,500	0.13%	4.555	4/27/14	35,808	90,744
	82,000	0.87%	2.865	10/26/14	147,746	374,418

(1)	Options are transferable under limited conditions, primarily to accommodate estate planning purposes. These options generally vest in four equal installments commencing on the first anniversary following the grant date.

(2)	This column shows the hypothetical gains on the options granted based on assumed annual compound price appreciation of 5% and 10% over the full ten-year term of the options. The assumed rates of 5% and 10% appreciation are mandated by the SEC and do not represent our estimate or projection of future prices.

(3)	Mr. Vogel’s employment terminated on January 17, 2005. Under the terms of the separation agreement, his options will continue to vest until December 31, 2005, and all vested options are exercisable until sixty (60) days thereafter.

(4)	Ms. Bellville’s employment terminated on September 30, 2004. Under the terms of the separation agreement, her options will continue to vest until December 31, 2005, and all vested options are exercisable until sixty (60) days thereafter.

(5)	Mr. Chang resigned, effective April 15, 2005. Mr. Chang’s agreement provided that one half of his unvested restricted shares would immediately vest, and one half of his unvested options of the initial option grant would vest if he elected to terminate his employment due to a change in our Chief Executive Officer.

(6)	Mr. Schumm’s employment terminated on January 28, 2005. Under the terms of the separation agreement, his options will continue to vest until April 28, 2006, and all vested options are exercisable until sixty (60) days thereafter.

(7)	Mr. Shaw resigned, effective April 15, 2005. All of his options expired by June 15, 2005.
2004 Aggregated Option Exercises and Option Value
      The following table sets forth, for the individuals named in the Summary Compensation Table, (i) information concerning options exercised during 2004, (ii) the number of shares of our Class A common stock underlying unexercised options at year-end 2004, and (iii) the value of unexercised “in-the-money” options (i.e., the positive spread between the exercise price of outstanding options and the market value of our Class A common stock) on December 31, 2004.

			Number of Securities
			Underlying Unexercised		Value of Unexercised
			Options at December 31,		In-the Money Options at
	Shares		2004(#)		December 31, 2004($)(1)
	Acquired on	Value
Name	Exercise(#)	Realized($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Carl E. Vogel(2)	—	—	2,499,999	3,230,001	—	—
Margaret A. Bellville(3)	—	—	385,416	314,584	254,375	75,625
Derek Chang(4)	—	—	87,500	397,500	—	—
Steven A. Schumm(5)	—	—	182,500	502,500	—	—
Curtis S. Shaw(6)	—	—	438,833	420,167	—	—
Michael J. Lovett	—	—	25,000	247,000	—	—

(1)	Based on a per share market value (closing price) of $2.24 as of December 31, 2004 for our Class A common stock.

(2)	Mr. Vogel’s employment terminated on January 17, 2005. Under the terms of the separation agreement, his options will continue to vest until December 31, 2005, and all vested options are exercisable until sixty (60) days thereafter.

(3)	Ms. Bellville’s employment terminated on September 30, 2004. Under the terms of the separation agreement, her options will continue to vest until December 31, 2005, and all vested options are exercisable until sixty (60) days thereafter.

(4)	Mr. Chang resigned from all of his positions with the Company effective April 15, 2005. One-half of the remainder of his options will vest on the terms described below under “Employment Arrangements and Related Agreements.”

(5)	Mr. Schumm’s employment terminated on January 28, 2005. Under the terms of the separation agreement, his options will continue to vest until April 28, 2006, and all vested options are exercisable until sixty (60) days thereafter.

(6)	Mr. Shaw resigned from all of his positions with the Company effective April 15, 2005. All of his options expired by June 15, 2005.

Long-Term Incentive Plans — Awards in Last Fiscal Year

			Estimated Future Payouts Under
			Non-Stock Price-Based Plans
	Number of	Performance or
	Shares, Units or	Other Period Until	Threshold	Target	Maximum
Name	Other Rights(#)	Maturation or Payout	(#)	(#)	(#)

Carl Vogel	340,000	3 year performance cycle 3 year vesting	238,000	340,000	680,000
Margaret Bellville	120,000	3 year performance cycle 3 year vesting	84,000	120,000	240,000
Derek Chang	77,500	3 year performance cycle 3 year vesting	54,250	77,500	155,000
Steven Schumm	77,500	3 year performance cycle 3 year vesting	54,250	77,500	155,000
Curtis Shaw	77,500	3 year performance cycle 3 year vesting	54,250	77,500	155,000
Michael Lovett	88,000	3 year performance cycle 3 year vesting	61,600	88,000	176,000
Option/ Stock Incentive Plans
      The Plans. We have granted stock options, restricted stock and other incentive compensation under two plans — the 1999 Charter Communications Option Plan and the 2001 Stock Incentive Plan. The 1999 Charter Communications Option Plan provided for the grant of options to purchase membership units in Charter Holdco to current and prospective employees and consultants of Charter Holdco and its affiliates and to our current and prospective non-employee directors. Membership units received upon exercise of any options are immediately exchanged for shares of the Company’s Class A common stock on a one-for-one basis.
      The 2001 Stock Incentive Plan provides for the grant of non-qualified stock options, stock appreciation rights, dividend equivalent rights, performance units and performance shares, share awards, phantom stock and shares of restricted stock (currently not to exceed 3,000,000 shares) as each term is defined in the 2001 Stock Incentive Plan. Employees, officers, consultants and directors of the Company and its subsidiaries and affiliates are eligible to receive grants under the 2001 Stock Incentive Plan. Generally, options expire 10 years from the grant date. Unless sooner terminated by our board of directors, the 2001 Stock Incentive Plan will terminate on February 12, 2011, and no option or award can be granted thereafter.
      Together, the plans allow for the issuance of up to a total of 90,000,000 shares of our Class A common stock (or units exchangeable for our Class A common stock). Any shares covered by options that are terminated under the 1999 Charter Communications Option Plan will be transferred to the 2001 Stock Incentive Plan, and no new options will be granted under the 1999 Charter Communications Option Plan. At June 30, 2005, 1,310,020 shares had been issued under the plans upon exercise of options, 685,476 had been issued upon vesting of restricted stock granted under the plans, and 1,307,612 shares were subject to future vesting under restricted stock agreements. Of the remaining 88,034,631 shares covered by the plans, as of June 30, 2005, 26,782,312 were subject to outstanding options (33.4% of which were vested), and there were 11,506,410 performance shares granted under Charter’s Long-Term Incentive Program, which will vest on the third anniversary of the date of grant conditional upon the Company’s performance against certain financial targets approved by the Company’s board of directors at the time of the award. As of June 30, 2005, 48,408,170 shares remained available for future grants under the plans. As of June 30, 2005, there were 5,720 participants in the plans.
      The plans authorize the repricing of options, which could include reducing the exercise price per share of any outstanding option, permitting the cancellation, forfeiture or tender of outstanding options in exchange for other awards or for new options with a lower exercise price per share, or repricing or replacing any outstanding options by any other method.

      Long-Term Incentive Program. In January 2004, the Compensation Committee of our board of directors approved our Long-Term Incentive Program, or LTIP, which is a program administered under the 2001 Stock Incentive Plan. Under the LTIP, employees of the Company and its subsidiaries whose pay classifications exceed a certain level are eligible to receive stock options, and more senior level employees were eligible to receive stock options and performance shares. The stock options vest 25% on each of the first four anniversaries of the date of grant. The performance shares vest on the third anniversary of the date of grant shares of Class A common stock are issued, conditional upon our performance against financial performance measures established by our management and approved by the board of directors or Compensation Committee as of the time of the award. We granted 6,899,600 performance shares in January 2004 under this program and recognized expense of $8 million in the first three quarters of 2004. However, in the fourth quarter of 2004, we reversed the entire $8 million of expense based on our assessment of the probability of achieving the financial performance measures established by management and required to be met for the performance shares to vest.
      The 2001 Stock Incentive Plan must be administered by, and grants and awards to eligible individuals must be approved by, our board of directors or a committee thereof consisting solely of non-employee directors as defined in Section 16b-3 under the Securities Exchange Act of 1934, as amended. The board of directors or such committee determines the terms of each stock option grant, restricted stock grant or other award at the time of grant, including the exercise price to be paid for the shares, the vesting schedule for each option, the price, if any, to be paid by the grantee for the restricted stock, the restrictions placed on the shares, and the time or times when the restrictions will lapse. The board of directors or such committee also has the power to accelerate the vesting of any grant or extend the term thereof.
      Upon a change of control of the Company, the board of directors or the administering committee can shorten the exercise period of any option, have the survivor or successor entity assume the options with appropriate adjustments, or cancel options and pay out in cash. If an optionee’s or grantee’s employment is terminated without “cause” or for “good reason” following a “change in control” (as those terms are defined in the plans), unless otherwise provided in an agreement, with respect to such optionee’s or grantee’s awards under the plans, all outstanding options will become immediately and fully exercisable, all outstanding stock appreciation rights will become immediately and fully exercisable, the restrictions on the outstanding restricted stock will lapse, and all of the outstanding performance shares will vest and the restrictions on all of the outstanding performance shares will lapse as if all performance objectives had been satisfied at the maximum level.
      February 2004 Option Exchange. In January 2004, we offered employees of the Company and its subsidiaries the right to exchange all stock options (vested and unvested) under the 1999 Charter Communications Option Plan and 2001 Stock Incentive Plan that had an exercise price over $10 per share for shares of restricted Charter Class A common stock or, in some instances, cash. Based on a sliding exchange ratio, which varied depending on the exercise price of an employee’s outstanding options, if an employee would have received more than 400 shares of restricted stock in exchange for tendered options, we issued to that employee shares of restricted stock in the exchange. If, based on the exchange ratios, an employee would have received 400 or fewer shares of restricted stock in exchange for tendered options, we instead paid to the employee cash in an amount equal to the number of shares the employee would have received multiplied by $5.00. The offer applied to options to purchase a total of 22,929,573 shares of Class A common stock, or approximately 48% of our 47,882,365 total options (vested and unvested) issued and outstanding as of December 31, 2003. Participation by employees was voluntary. Non-employee members of the board of directors of the Company or any of its subsidiaries were not eligible to participate in the exchange offer.
      In the closing of the exchange offer on February 20, 2004, we accepted for cancellation eligible options to purchase approximately 18,137,664 shares of our Class A common stock. In exchange, we granted approximately 1,966,686 shares of restricted stock, including 460,777 performance shares to eligible employees of the rank of senior vice president and above, and paid a total cash amount of approximately $4 million (which amount includes applicable withholding taxes) to those employees who received cash rather than shares of restricted stock. The restricted stock was granted on February 25, 2004. Employees tendered approximately 79% of the options eligible to be exchanged under the program.

      Carl E. Vogel received 680,000 restricted shares in exchange for 3,400,000 options granted on October 8, 2001 with an exercised price of $13.68 per share. Steven A. Schumm received 108,768 restricted shares in exchanged for 25,000 options granted on February 12, 2001 with an exercised price of $23.09 per share and 140,000 options granted on September 28, 2001 with an exercised price of $11.99 per share and 782,681 options granted on February 9, 1999 with an exercised price of $20.00 per share.
      The cost of the stock option exchange program was approximately $10 million, with a 2004 cash compensation expense of approximately $4 million and a non-cash compensation expense of approximately $6 million to be expensed ratably over the three-year vesting period of the restricted stock issued in the exchange.
      The participation of the Named Executive Officers in this exchange offer is reflected in the following table:

		Number of
		Securities	Market Price of		New	Length of Original
		Underlying	Stock at Time	Exercise Price at	Exercise	Option Term
		Options	of Exchange	Time of Exchange	Price	Remaining at
Name	Date	Exchanged	($)	($)	($)	Date of Exchange

Carl E. Vogel	2/25/04	3,400,000	4.37	13.68	(1)	7 years 7 months
Former President
And Chief Executive Officer
Steven A. Schumm	2/25/04	25,000	4.37	23.09	(2)	7 years 0 months
Former Executive		140,000	4.37	11.09		7 years 7 months
Vice President and		782,681	4.37	20.00		4 years 11 months
Chief Administrative Officer

(1)	On February 25, 2004, in exchange for 3,400,000 options tendered, 340,000 performance shares were granted with a three year performance cycle and three year vesting were granted along with 340,000 restricted stock units with one-third of the Shares vesting on each of the first three anniversaries of the Date of Grant. On the grant date, the price of the Company’s common stock was $4.37.

(2)	On February 25, 2004, in exchange for 108,768 options tendered, 54,384 performance shares were granted with a three year performance cycle and three year vesting were granted along with 54,384 restricted stock units with one-third of the Shares vesting on each of the first three anniversaries of the Date of Grant. On the grant date, the price of the Company’s common stock was $4.37.

Proposal No. 2: Approval of Amendment to 2001 Stock Incentive Plan
(Item 2 on the Proxy Card)
       Proposal. At this Annual Meeting, stockholders are being asked to approve an amendment to the 2001 Stock Incentive Plan. The stockholders originally approved the 2001 Stock Incentive Plan at the 2001 annual meeting and ratified an amendment to that plan at the 2003 annual meeting, increasing the number of shares authorized for issuance under the plan. The proposed amendment 1) increases the number of shares of restricted shares that may be issued under that plan from 3,000,000 to 20,000,000 shares.; 2) increases the maximum number of shares that may be subject of options and stock appreciation rights granted to an eligible individual in any one calendar year from 3,889,591 to 11,668,773; 3) increases the maximum dollar amount of cash or the fair market value of shares that any eligible individual may receive in any one calendar year in respect of performance units denominated in dollars from $15,000,000 to $45,000,000; and 4) adds a maximum number of performance shares that may be granted to an eligible individual in any one calendar year of 10,000,000 shares. The overall number of shares in the plan will not change, but the additional shares of restricted stock plus increasing the maximum awards will give the Compensation Committee continued flexibility in compensating and rewarding those eligible under the 2001 Stock Incentive Plan. The plan is described above. The amendment is attached hereto as Exhibit A.
      THE BOARD OF DIRECTORS RECOMMENDS VOTING “FOR” ITEM 2, THE AMENDMENT TO THE 2001 INCENTIVE STOCK OPTION PLAN AS SET FORTH IN EXHIBIT A.
2005 Executive Cash Award Plan
      On June 9, 2005, the Company adopted the 2005 Executive Cash Award Plan to provide additional incentive to, and retain the services of, certain officers of the Company and its subsidiaries, to achieve the highest level of individual performance and contribute to the success of the Company. Eligible participants are employees of the Company or any of its subsidiaries who have been recommended by the CEO and designated and approved as Plan participants by the Compensation Committee of the Company’s board of directors. At the time the Plan was adopted, the interim CEO recommended and the Compensation Committee designated and approved as Plan participants the permanent President and Chief Executive Officer position (when filled), Executive Vice President positions and selected Senior Vice President positions.
      The Plan provides that each participant be granted an award which represents an opportunity to receive cash payments in accordance with the Plan. An award will be credited in book entry format to a participant’s account in an amount equal to 100% of a participant’s base salary on the date of Plan approval in 2005 and 20% of participant’s base salary in each year 2006 through 2009, based on that participant’s base salary as of May 1 of the applicable year. The Plan awards will vest at the rate of 50% of the plan award balance at the end of 2007 and 100% of the plan award balance at the end of 2009. Participants will be entitled to receive payment of the vested portion of the award if the participant remains employed by the Company continuously from the date of the participant’s initial participation through the end of the calendar year in which his or her award becomes vested, subject to payment of pro-rated award balances to a participant who terminates due to death or disability or in the event the Company elects to terminate the Plan.
      A participant’s eligibility for, and right to receive, any payment under the Plan (except in the case of intervening death) is conditioned upon the participant first executing and delivering to the Company an agreement releasing and giving up all claims that participant may have against the Company and related parties arising out of or based upon any facts or conduct occurring prior to the payment date, and containing additional restrictions on post-employment use of confidential information, non-competition and nonsolicitation and recruitment of customers and employees.
Employment Arrangements and Related Agreements
      The Company entered into an agreement with Robert P. May, effective January 17, 2005, whereby Mr. May serves as the Company’s Interim President and Chief Executive Officer (the “May Executive Services Agreement”). Under the May Executive Services Agreement, Mr. May receives a $1,250,000 base fee per year. If Mr. May becomes the Company’s permanent President and Chief Executive Officer or is terminated without cause, Mr. May will be eligible to receive a one-time discretionary bonus up to 100% of the actual base fee paid to him for his interim service under the agreement, based on individual and company performance. Mr. May will continue to receive the compensation and reimbursement of expenses to which he is entitled in his capacity as a member of the board of directors. Mr. May can terminate the May Executive Services Agreement on thirty (30) days notice. The Company may terminate such agreement upon three (3) months notice, and the Company may elect at its discretion to pay Mr. May the base rate for such period in lieu of all or part of the notice. Subject to the approval of the board of directors or a suitable committee thereof, Mr. May will be granted options to purchase shares of the Company’s Class A common stock and/or receive a grant of restricted stock pursuant to the Charter Communications, Inc. 2001 Stock Incentive Plan, the number and terms of which will be determined as soon as practicable. Mr. May serves as an independent contractor and is not entitled to any vacation or eligible to participate in any employee benefit programs of the Company. The Company will reimburse Mr. May for reasonable transportation costs from Mr. May’s residence in Florida or other locations to the Company’s offices and will provide temporary living quarters or reimburse expenses related thereto and will pay an additional gross up amount equal to the federal, state or local taxes required to be paid with respect to such reimbursement.
      On April 1, 2005, we entered into an employment agreement with Mr. Lovett, pursuant to which he will be employed as Executive Vice President and Chief Operating Officer for a term commencing April 1, 2005 and expiring on April 1, 2008. The contract will be reviewed every 18 months thereafter and may be extended pursuant to such reviews. Under the agreement, Mr. Lovett will receive an annual base salary of $575,000 and will be eligible to receive an annual bonus targeted at 80% of his base salary under our annual cash bonus program. We will also provide Mr. Lovett with equity incentives commensurate with his position and responsibilities, as determined by the board of directors in its discretion. If his employment is terminated without cause or if he terminates his employment due to a change in control or for good reason (as defined in the agreement), we will pay Mr. Lovett an amount equal to the aggregate base salary due to Mr. Lovett during the remainder of the term, within fifteen days of termination. In addition, if we terminate his employment without cause, Mr. Lovett will be entitled to receive a pro rated bonus for the fiscal year in which he is terminated based upon financial results through the month of termination. Mr. Lovett’s agreement includes a covenant not to compete for the balance of the term and for two years thereafter. The agreement further provides that Mr. Lovett is entitled to receive certain relocation expenses and to participate in any benefit plan generally afforded to, and to receive vacation and sick pay on such terms as are offered to, our other senior executive officers.
      Effective April 15, 2005, the Company entered into an agreement governing the terms of the service of Mr. Paul E. Martin as Interim Chief Financial Officer. Under the terms of the agreement, Mr. Martin will receive approximately $13,700 each month for his service in the capacity of Interim Chief Financial Officer until a permanent Chief Financial Officer is employed. Under the agreement, Mr. Martin will also be eligible to receive an additional bonus opportunity of up to approximately $13,600 per month served as Interim Chief Financial Officer, payable in accordance with the Company’s 2005 Executive Bonus Plan. The amounts payable to Mr. Martin under the agreement are in addition to all other amounts Mr. Martin receives for his services in his capacity as Senior Vice President, Principal Accounting Officer and Corporate Controller. In addition, Mr. Martin received an additional special bonus of $50,000 for his service as Interim co-Chief Financial Officer prior to April 15, 2005. This amount is in addition to the bonus agreed upon in 2004 for his service in that capacity through March 31, 2005.
      Until his resignation effective April 15, 2005, Mr. Chang was employed under the terms contained in an offer letter effective December 2, 2003 providing for an annual base salary of $400,000 (which was increased to $450,000 per year) and eligibility for an annual incentive target of 100% of the base salary (based on a combination of personal performance goals and overall company performance). Mr. Chang was also eligible to participate in our 2001 Stock Incentive Plan. Under this plan, Mr. Chang was granted 350,000 options to purchase Class A common stock and 50,000 restricted shares on December 9, 2003. Mr. Chang was also entitled to participate in our LTIP. Mr. Chang’s agreement provided that one half of his unvested restricted shares would immediately vest, and one half of his unvested options of the initial option grant would vest if he was terminated without cause or if he elected to terminate his employment due to (1) a change in our Chief

Executive Officer, (2) a change in reporting relationship to anyone other than the Chief Executive Officer, (3) a requirement that the employee relocate, or (4) a change of control of the Company, if terminated without cause. In addition, Mr. Chang was entitled to eighteen months of full severance benefits at his current compensation rate, plus the pro rata portion of his bonus amounts within thirty days after termination because of any of these events. In light of Mr. Vogel’s resignation, the Company and Mr. Chang agreed that he would have until April 15, 2005 to exercise his right to terminate his employment and receive the foregoing vesting, severance and other benefits. In addition, the Company agreed that it would pay Mr. Chang a special $150,000 bonus, in addition to any other bonuses to which he would be otherwise entitled, conditioned on Mr. Chang’s continued service as Interim co-Chief Financial Officer through March 31, 2005, which was paid in April 2005.
      Until his resignation in January 2005, Mr. Vogel was employed as President and Chief Executive Officer, earning a base annual salary of $1,000,000 and was eligible to receive an annual bonus of up to $500,000, a portion of which was based on personal performance goals and a portion of which was based on company performance measured against criteria established by the board with Mr. Vogel. Pursuant to his employment agreement, Mr. Vogel was granted 3,400,000 options to purchase Class A common stock and 50,000 shares of restricted stock under our 2001 Stock Incentive Plan. In the February 2004 option exchange, Mr. Vogel exchanged his 3,400,000 options for 340,000 shares of restricted stock and 340,000 performance shares. Mr. Vogel’s initial 50,000 restricted shares vested 25% on the grant date, with the remainder vesting in 36 equal monthly installments beginning December 2002. The 340,000 shares of restricted stock were to vest over a three-year period, with one-third of the shares vesting on each of the first three anniversaries of the grant date. The 340,000 performance shares were to vest at the end of a three-year period if certain financial criteria were met. Mr. Vogel’s agreement provided that, if Mr. Vogel is terminated without cause or if Mr. Vogel terminated the agreement for good reason, he is entitled to his aggregate base salary due during the remainder of the term and full prorated benefits and bonus for the year in which termination occurs. Mr. Vogel’s agreement included a covenant not to compete for the balance of the initial term or any renewal term, but no more than one year in the event of termination without cause or by Mr. Vogel with good reason. Mr. Vogel’s agreement entitled him to participate in any disability insurance, pensions or other benefit plans afforded to employees generally or to our executives, including our LTIP. Mr. Vogel was entitled to reimbursement for up to $10,000 per year for tax, legal and financial planning services. His agreement also provided for a car and associated expenses for Mr. Vogel’s use. Mr. Vogel’s agreement provided for automatic one-year renewals and also provided that we would cause him to be elected to our board of directors without any additional compensation.
      In February 2005, the Company entered into an agreement with Mr. Vogel setting forth the terms of his resignation. Under the terms of the agreement, Mr. Vogel received in February 2005 all accrued and unpaid base salary and vacation pay through the date of resignation and a lump sum payment equal to the remainder of his base salary during 2005 (totaling $953,425). In addition, he will receive a lump sum cash payment of $500,000 at December 31, 2005, which is subject to reduction to the extent of compensation attributable to certain competitive activities.
      Mr. Vogel will continue to receive certain health benefits during 2005 and COBRA premiums for such health insurance coverage for 18 months thereafter. All of his outstanding stock options, as well as his restricted stock granted in 2004 (excluding 340,000 shares of restricted stock granted as “performance units”, which will automatically be forfeited), will continue to vest through December 31, 2005. In addition, one-half of the remaining unvested portion of his 2001 restricted stock grant vested upon the effectiveness of the agreement, and the other half was forfeited. Mr. Vogel has 60 days after December 31, 2005 to exercise any outstanding vested stock options. Under the agreement, Mr. Vogel waived any further right to any bonus or incentive plan participation and provided certain releases of claims against the Company and its subsidiaries from any claims arising out of or based upon any facts occurring prior to the date of the agreement, but the Company will continue to provide Mr. Vogel certain indemnification rights and to include Mr. Vogel in its director and officer liability insurance for a period of six years. The Company and its subsidiaries also agreed to provide releases of certain claims against Mr. Vogel with certain exceptions reserved. Mr. Vogel has also agreed, with limited exceptions that he will continue to be bound by the covenant not to compete, confidentiality and non-disparagement provisions contained in his 2001 employment agreement.
      Ms. Bellville was employed as Executive Vice President, Chief Operating Officer. Until her resignation in September 2004, she was employed under an employment agreement entered into as of April 27, 2003, that would have terminated on September 1, 2007. Her annual base salary was $625,000 and she was eligible to receive an annual bonus in an amount to be determined by our board of directors, with a contractual minimum for 2003 of $203,125. Commencing in 2004, Ms. Bellville would have been eligible to receive a target annual bonus equal to 100% of her base salary for the applicable year at the discretion of the board of directors, 50% to be based on personal performance goals and 50% to be based on overall company performance. Under a prior offer letter dated December 3, 2002, Ms. Bellville was granted 500,000 options to purchase shares of our Class A common stock, which vested 25% on the date of the grant (December 9, 2002), with the balance to vest in 36 equal installments commencing January 2003. Ms. Bellville’s employment agreement provided that if she was terminated without cause or if she terminated the agreement for good reason (including due to a change in control or if Ms. Bellville was required to report, directly or indirectly, to persons other than the Chief Executive Officer), we would pay Ms. Bellville an amount equal to the aggregate base salary due to Ms. Bellville during the remainder of the term, or renewal term and a full prorated bonus for the year in which the termination occurs, within thirty days of termination. Ms. Bellville’s agreement included a covenant not to compete for the balance of the initial term or any renewal term, but no more than one year, in the event of termination without cause or by her with good reason. Her agreement further provided that she was entitled to participate in any disability insurance, pension or other benefit plan afforded to employees generally or to executives, including our LTIP. Ms. Bellville was entitled to a monthly car allowance and reimbursement for all business expenses associated with the use of such car. Ms. Bellville’s agreement provided that she was entitled to the reimbursement of dues for her membership in a country club of her choice, and reimbursement for up to $5,000 per year for tax, legal and financial planning services.
      On September 16, 2004, the Company entered into an agreement with Ms. Bellville governing the terms and conditions of her resignation as an officer and employee of the Company. Under the terms of this agreement, Ms. Bellville has the right to receive 65 weeks of base pay based on an annual base of $625,000, plus usual compensation for all accrued vacation and other leave time. Her options to purchase 700,000 shares of Class A common stock will continue to vest during the salary continuation period. Ms. Bellville will have 60 days after the expiration of the salary continuation period to exercise any outstanding vested options at the applicable exercise prices established at each grant date. To date, Ms. Bellville has exercised her options to purchase 350,000 shares. Ms. Bellville is entitled to receive relocation benefits under the Company’s current relocation policy with respect to a move to a specified geographic area and was provided outplacement assistance for 6 months following the date of her separation from the Company. Her resignation was effective September 30, 2004. The agreement provides that the previously existing employment agreement would terminate, except for certain ongoing obligations on Ms. Bellville’s part concerning confidentiality, non-solicitation and non-disparagement. The contractual restriction on her ability to solicit current Company employees does not apply to persons who, at the time of solicitation, have not worked for the Company in the prior 6 months and are not receiving severance from the Company. In addition, the non-competition provisions of her employment agreement were waived. Under the agreement, Ms. Bellville waived a right to any bonus or incentive plan and released the Company from any claims arising out of or based upon any facts occurring prior to the date of the agreement, but the Company will continue to provide Ms. Bellville certain indemnification rights for that period.
      In addition to the indemnification provisions which apply to all employees under our bylaws, Mr. Vogel’s and Ms. Bellville’s agreements provide that we will indemnify and hold harmless each employee to the maximum extent permitted by law from and against any claims, damages, liabilities, losses, costs or expenses in connection with or arising out of the performance by the applicable employee of his or her duties. Each of the above agreements also contains confidentiality and non-solicitation provisions.
      Effective January 28, 2005, we eliminated the position of Chief Administrative Officer, resulting in the termination of employment of Steven A. Schumm, Executive Vice President and Chief Administrative Officer from the Company and each of our subsidiaries for which Mr. Schumm served as an officer. Pursuant to a

Separation Agreement executed on February 8, 2005, we will continue to pay Mr. Schumm’s base salary for 65 weeks at an annual rate of $450,000, and Mr. Schumm was paid a bonus of $15,815 at the time as other executives receive their bonuses. Mr. Schumm’s stock options will continue to vest during the 65-week severance period, and he will have 60 days thereafter to exercise any vested options.
      Thomas A. Cullen resigned, effective April 30, 2005, from his position as Executive Vice President of Advanced Services and Business Development of the Company and each of the Company’s subsidiaries for which Mr. Cullen served as an officer. Pursuant to a Separation Agreement and Release executed on March 15, 2005, the Company will continue to pay Mr. Cullen’s base salary for 65 weeks following the termination of his employment at a rate of $5,769 per week, and Mr. Cullen will be paid a one time payment of $10,347 to cover COBRA payments. Mr. Cullen’s stock options will continue to vest during the 65-week severance period, and he will have 60 days thereafter to exercise any vested options.
      We have established separation guidelines which generally apply to all employees in situations where management determines that an employee is entitled to severance benefits. Severance benefits are granted solely in management’s discretion and are not an employee entitlement or guaranteed benefit. The guidelines provide that persons employed at the level of Senior Vice President may be eligible to receive between six and fifteen months of severance benefits and persons employed at the level of Executive Vice President may be eligible to receive between nine and eighteen months of severance benefits in the event of separation under certain circumstances generally including elimination of a position, work unit or general staff reduction. Separation benefits are contingent upon the signing of a separation agreement containing certain provisions including a release of all claims against us. Severance amounts paid under these guidelines are distinct and separate from any one-time, special or enhanced severance programs that may be approved by us from time to time.
      Our senior executives are eligible to receive bonuses according to our 2005 Executive Bonus Plan. Under this plan, our executive officers and certain other management and professional employees are eligible to receive an annual bonus. Each participating employee would receive his or her target bonus if the Company (or such employee’s division) meets specified performance measures for revenues, operating cash flow, free cash flow and customer satisfaction.
Limitation of Directors’ Liability and Indemnification Matters
      Our certificate of incorporation limits the liability of directors to the maximum extent permitted by Delaware law. The Delaware General Corporation Law provides that a corporation may eliminate or limit the personal liability of a director for monetary damages for breach of fiduciary duty as a director, except for liability for:
      (1) any breach of the director’s duty of loyalty to the corporation and its shareholders;
      (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
      (3) unlawful payments of dividends or unlawful stock purchases or redemptions; or
      (4) any transaction from which the director derived an improper personal benefit.
      Our bylaws provide that we will indemnify all persons whom we may indemnify pursuant thereto to the fullest extent permitted by law.
      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
      We have reimbursed certain of our current and former directors, officers and employees in connection with their defense in certain legal actions. See “Certain Relationships and Related Transactions — Other Miscellaneous Relationships — Indemnification Advances.”

Security Ownership of Certain Beneficial Owners and Management
       The following table sets forth certain information regarding beneficial ownership of the Company’s Class A common stock as of June 30, 2005 by:

•	each current director and director nominees of the Company;

•	the current chief executive officer and individuals named in the Summary Compensation Table;

•	all persons currently serving as directors and officers of the Company, as a group; and

•	each person known by us to own beneficially 5% or more of our outstanding Class A common stock as of June 30, 2005.
      With respect to the percentage of voting power set forth in the following table:

•	each holder of Class A common stock is entitled to one vote per share; and

•	each holder of Class B common stock is entitled to (i) ten votes per share of Class B common stock held by such holder and its affiliates and (ii) ten votes per share of Class B Common Stock for which membership units in Charter Holdco held by such holder and its affiliates are exchangeable.
      The 50,000 shares of Class B common stock owned by Mr. Allen represents 100% of the outstanding Class B shares.

			Class A
			Shares
		Unvested	Receivable
	Number of	Restricted	on Exercise		Class B
	Class A	Class A	of Vested		Shares	% of Class A
	Shares	Shares	Options or	Number of	Issuable upon	Shares	% of
	(Voting and	(Voting	Other	Class B	Exchange or	(Voting and	Voting
Name and Address of	Investment	Power	Convertible	Shares	Conversion of	Investment	Power
Beneficial Owner	Power)(1)	Only)(2)	Securities(3)	Owned	Units(4)	Power)(4)(5)	(5)(6)

Paul G. Allen(7)	29,126,423		10,000	50,000	339,132,031	53.78%	91.53%
Charter Investment, Inc.(8)					222,818,858	39.19%
Vulcan Cable III Inc.(9)					116,313,173	25.17%
Robert P. May		119,685				*
John H. Tory	30,005		40,000			*
Marc B. Nathanson	425,705		50,000			*
David C. Merritt	25,705					*
Jo Allen Patton	10,977	40,323				*
W. Lance Conn		19,231				*
Jonathan L. Dolgen		19,685				*
Larry W. Wangberg	28,705		40,000			*
Nathaniel A. Davis	0					*
Michael J. Lovett	7,500		72,500			*
All current directors, director nominees and executive officers as a group (17 persons)	29,666,247	221,901	883,625	50,000	339,132,031	53.95%	91.55%
Carl E. Vogel(10)	208,126	226,666	932,500			*
Margaret A. Bellville(11)			168,749			*
Derek Chang(12)	41,250					*
Curtis S. Shaw(12)	5,000					*
Steven A. Schumm(13)	30,568	36,256	276,250			*
Amaranth L.L.C.(14)			21,322,312			5.81%
Scott A. Bommer(15)	18,237,744					5.27%
Glenview Capital Management, LLC(16)	19,903,500					5.76%
Glenview Capital GP, LLC(16)	19,903,500					5.76%
Lawrence M. Robbins(16)	19,903,500					5.76%
Steelhead Partners (17)	24,835,077					7.18%
J-K Navigator Fund, L.P.(17)	18,447,759					5.34%
James Michael Johnston(17)	24,835,077					7.18%
Brian Katz Klein(17)	24,835,077					7.18%

*	Less than 1%.

(1)	Includes shares for which the named person has sole voting and investment power; or shared voting and investment power with a spouse. Does not include shares that may be acquired through exercise of options.

(2)	Includes unvested shares of restricted stock issued under the Charter Communications, Inc. 2001 Stock Incentive Plan (including those issued in the February 2004 option exchange for those eligible employees who elected to participate), as to which the applicable director or employee has sole voting power but not investment power. Excludes certain performance units granted under the Charter 2001 Stock Incentive Plan with respect to which shares will not be issued until the third anniversary of the grant date and then only if the Company meets certain performance criteria (and which consequently do not provide the holder with any voting rights).

(3)	Includes shares of Class A common stock issuable upon exercise of options that have vested or will vest on or before September 27, 2005 under the 1999 Charter Communications Option Plan and the 2001 Stock Incentive Plan.

(4)	Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act. The beneficial owners at June 30, 2005 of Class B common stock, Charter Holdco membership units and convertible senior notes of the Company are deemed to be beneficial owners of an equal number of shares of Class A common stock because such holdings are either convertible into Class A shares (in the case of Class B shares and convertible senior notes) or exchangeable (directly or indirectly) for Class A shares (in the case of the membership units) on a one-for-one basis. Unless otherwise noted, the named holders have sole investment and voting power with respect to the shares listed as beneficially owned. An issue has arisen as to whether the documentation for the Bresnan transaction was correct and complete with regard to the ultimate ownership of the CC VIII, LLC membership interests following the consummation of the Bresnan put transaction on June 6, 2003. See “Certain Relationships and Related Transactions — Transactions Arising Out of Our Organizational Structure and Mr. Allen’s Investment in Charter Communications, Inc. and Its Subsidiaries — Equity Put Rights — CC VIII.”

(5)	The calculation of this percentage assumes for each person that:

•	345,694,905 shares of Class A common stock are issued and outstanding as of the Record Date;
•	50,000 shares of Class B common stock held by Mr. Allen have been converted into shares of Class A common stock;
•	the acquisition by such person of all shares of Class A common stock that such person or affiliates of such person has the right to acquire upon exchange of membership units in subsidiaries or conversion of Series A Convertible Redeemable Preferred Stock or 5.875% or 4.75% convertible senior notes;
•	the acquisition by such person of all shares that may be acquired upon exercise of options to purchase shares or exchangeable membership units that have vested or will vest by September 27, 2005; and
•	that none of the other listed persons or entities has received any shares of Class A common stock that are issuable to any of such persons pursuant to the exercise of options or otherwise.

A person is deemed to have the right to acquire shares of Class A common stock with respect to options vested under the 1999 Charter Communications Option Plan. When vested, these options are exercisable for membership units of Charter Holdco, which are immediately exchanged on a one-for-one basis for shares of the Company’s Class A common stock. A person is also deemed to have the right to acquire shares of Class A common stock issuable upon the exercise of vested options under the 2001 Stock Incentive Plan.

(6)	The calculation of this percentage assumes that Mr. Allen’s equity interests are retained in the form that maximizes voting power (i.e., the 50,000 shares of Class B common stock held by Mr. Allen have not been converted into shares of Class A common stock; that the membership units of Charter Holdco owned by each of Vulcan Cable III Inc. and Charter Investment, Inc. have not been exchanged for shares of Class A common stock).

(7)	The total listed includes:

•	222,818,858 membership units in Charter Holdco held by Charter Investment, Inc.; and
•	116,313,173 membership units in Charter Holdco held by Vulcan Cable III Inc.

The listed total excludes 24,273,943 shares of Class A common stock issuable upon exchange of units of Charter Holdco, which may be issuable to Charter Investment, Inc. (which is owned by Mr. Allen) as a consequence of the closing of his purchase of the membership interests in CC VIII, LLC that were put to Mr. Allen and were purchased by him on June 6, 2003. An issue has arisen regarding the ultimate ownership of such CC VIII, LLC membership interests following the consummation of such put transaction. See “Certain Relationships and Related Transactions — Transactions Arising Out of Our Organizational Structure and Mr. Allen’s Investment in Charter Communications, Inc. and Its Subsidiaries — Equity Put Rights — CC VIII.” The address of this person is: 505 Fifth Avenue South, Suite 900, Seattle, WA 98104.

(8)	Includes 222,818,858 membership units in Charter Holdco, which are exchangeable for shares of Class B common stock on a one-for-one basis, which are convertible to shares of Class A common stock on a one-for-one basis. The address of this person is: Charter Plaza, 12405 Powerscourt Drive, St. Louis, MO 63131.

(9)	Includes 116,313,173 membership units in Charter Holdco, which are exchangeable for shares of Class B common stock on a one-for-one basis, which are convertible to shares of Class A common stock on a one-for-one basis. The address of this person is: 505 Fifth Avenue South, Suite 900, Seattle, WA 98104.

(10)	Mr. Vogel terminated his employment effective on January 17, 2005. His stock options and restricted stock shown in this table continue to vest through December 31, 2005, and his options will be exercisable for another 60 days thereafter.

(11)	Ms. Bellville resigned from the Company effective September 30, 2004. Under the terms of her separation agreement, her options will continue to vest until December 31, 2005, and all vested options are exercisable until sixty (60) days thereafter.

(12)	Mr. Chang and Mr. Shaw resigned effective April 15, 2005.

(13)	Includes 1,000 shares for which Mr. Schumm has shared investment and voting power. Mr. Schumm’s employment was terminated effective January 28, 2005. His stock options and restricted stock shown in this table continue to vest for 65 weeks following his termination, and his options will be exercisable for another 60 days thereafter.

(14)	The equity ownership reported in this table is based upon holder’s Schedule 13G filed with the SEC February 2, 2005. The address of this person is: c/o Amaranth Advisors L.L.C., One American Lane, Greenwich, Connecticut 06831.

(15)	The equity ownership reported in this table is based upon the holder’s Schedule 13G filed with the SEC March 28, 2005. The address of this person is: 712 Fifth Avenue, 42nd Floor, New York, New York 10019. Mr. Bommer is the managing member of SAB Capital Advisors, L.L.C., which serves as general partner of SAB Capital Partners, L.P. and SAB Capital Partners II, L.P. (which in turn collectively hold 10,124,695 shares of Class A common stock). Mr. Bommer is also the managing member of SAB Capital Management, L.L.C., which serves as general partner of SAB Overseas Capital Management, L.P. (which in turn serves as investment manager to and has investment discretion over the securities held by a holder of 8,113,049 shares of Class A common stock).

(16)	The equity ownership reported in this table is based upon the holder’s Schedule 13G filed with the SEC June 3, 2005. The address of the principal business office of the reporting person is 399 Park Avenue, Floor 39, New York, New York 10022. The shares shown consist of: (A) 1,669,400 shares held for the account of Glenview Capital Partners; (B) 5,991,000 shares held for the account of Glenview Capital Master Fund; and (C) 12,243,100 shares held for the account of Glenview Institutional Partners, Glenview Capital Management serves as investment manager to each of Glenview Capital Partners, Glenview Institutional Partners, and Glenview Capital Master Fund. Glenview Capital GP is the general partner of Glenview Capital Partners and Glenview Institutional Partners. Glenview Capital GP

also serves as the sponsor of the Glenview Capital Master Fund. Mr. Robbins is the Chief Executive Officer of Glenview Capital Management and Glenview Capital GP.

(17)	The equity ownership reported in this table is based upon the holder’s Schedule 13G filed with the SEC May 23, 2005. The business address of the reporting person is 1301 First Avenue, Suite 201, Seattle, WA 98101. Steelhead Partners, LLC acts as general partner of J-K Navigator Fund, L.P., and J. Michael Johnston and Brian K. Klein act as the member-managers of Steelhead Partners, LLC. Accordingly, shares shown as beneficially held by Steelhead Partners, LLC, Mr. Johnston and Mr. Klein include shares beneficially held by J-K Navigator Fund, L.P.

Securities Authorized for Issuance under Equity Compensation Plans
      The following information is provided as of December 31, 2004 with respect to equity compensation plans:

	Number of securities		Weighted average	Number of securities
	to be issued upon		exercise price of	remaining available
	exercise of		outstanding	for future issuance
	outstanding options,		options, warrants	under equity
Plan Category	warrants and rights		and rights	compensation plans

Equity compensation plans approved by security holders	24,834,513	(1)	$6.57	54,701,158
Equity compensation plans not approved by security holders	475,653	(2)	$10.39	—

TOTAL	25,310,166		$6.64	54,701,158

(1)	This total does not include 2,076,860 shares issued pursuant to restricted stock grants made under our 2001 Stock Incentive Plan, which were subject to vesting based on continued employment or 6,899,600 performance shares issued under our LTIP plan, which are subject to vesting upon the Company’s achievement of certain performance criteria during a three-year performance cycle ending on December 31, 2007.

(2)	Includes shares of Class A common stock to be issued upon exercise of options granted pursuant to an individual compensation agreement with a consultant. In 2003, we have agreed to exchange 186,385 of these options for 18,638 shares of Class A common stock, and that exchange is scheduled to be consummated in 2005.

Performance Graph
      The graph below shows the cumulative total return on our Class A common stock for the period from December 31, 1999 through December 31, 2004, in comparison to the cumulative total return on Standard & Poor’s 500 Index and a peer group consisting of the four national cable operators that are most comparable to us in terms of size and nature of operations. The Company’s peer group (the “New Peer Group”) consists of Cablevision Systems Corporation, Comcast Corporation, Insight Communications, Inc. and Mediacom Communications Corp. Prior to this year, the peer group included Cox Communications, Inc. which went private in 2004 and was replaced in the peer group by Insight Communications, Inc. The “Old Peer Group” consisting of Cablevision Systems Corporation, Comcast Corporation and Mediacom Communications, Corp. is shown for comparative purposes due to the change in the peer group. The results shown assume that $100 was invested on December 31, 1999 and that all dividends were reinvested. These indices are included for comparative purposes only and do not necessarily reflect management’s opinion that such indices are an appropriate measure of the relative performance of the stock involved, and are not intended to forecast or be indicative of future performance of the Class A common stock.
Comparison of 5 Year Cumulative Total Return*
Among Charter Communications, Inc., the S&P 500 Index,
a New Peer Group and Old Peer Group

*	$100 invested on 12/31/99 in stock or index, including reinvestment of dividends. Fiscal year ending December 31.
Certain Relationships and Related Transactions
       The following sets forth certain transactions in which we are involved and in which the directors, executive officers and affiliates of the Company have or may have a material interest. The transactions fall generally into three broad categories:

•	Transactions in which Mr. Allen has an interest that arise directly out of Mr. Allen’s investment in the Company and Charter Holdco. A large number of the transactions described below arise out of Mr. Allen’s direct and indirect (through Charter Investment, Inc., or the Vulcan entities, each of which Mr. Allen controls) investment in the Company and its subsidiaries, as well as commitments made as consideration for the investments themselves.

•	Transactions with third party providers of products, services and content in which Mr. Allen has or had a material interest. Mr. Allen has had numerous investments in the areas of technology and media. We have a number of commercial relationships with third parties in which Mr. Allen has or had an interest.

•	Other Miscellaneous Transactions. We have a limited number of transactions in which certain of the officers, directors and principal stockholders of the Company and its subsidiaries, other than Mr. Allen, have an interest.

      A number of our debt instruments and those of our subsidiaries require delivery of fairness opinions for transactions with Mr. Allen or his affiliates involving more than $50 million. Such fairness opinions have been obtained whenever required. All of our transactions with Mr. Allen or his affiliates have been considered for approval either by the board of directors of the Company or a committee of the board of directors. All of our transactions with Mr. Allen or his affiliates have been deemed by the board of directors or a committee of the board of directors to be in our best interest. Related party transactions are approved by our Audit Committee in compliance with the listing requirements applicable to NASDAQ National Market listed companies. Except where noted below, we do not believe that these transactions present any unusual risks for us that would not be present in any similar commercial transaction.
      The chart below summarizes certain information with respect to these transactions. Additional information regarding these transactions is provided following the chart.

Transaction	Interested Related Party	Description of Transaction

Intercompany Management Arrangements	Paul G. Allen	Subsidiaries of Charter Holdco paid the Company approximately $79 million, $84 million, $90 million and $30 million for management services rendered in 2002, 2003 and 2004 and the three months ended March 31, 2005, respectively.
Mutual Services Agreement	Paul G. Allen	The Company paid Charter Holdco approximately $70 million, $73 million, $74 million and $20 million for services rendered in 2002, 2003 and 2004 and the three months ended March 31, 2005, respectively.
Previous Management Agreement	Paul G. Allen	No fees were paid in 2002, 2003, 2004 or the three months ended March 31, 2005, although total management fees accrued and payable to Charter Investment, Inc., exclusive of interest, were approximately $14 million at December 31, 2002, 2003 and 2004 and March 31, 2005.
Tax Provisions of Charter Holdco’s Operating Agreement	Paul G. Allen	In 2002, the operating agreement of Charter Holdco allocated certain of our tax losses to entities controlled by Paul Allen.
Channel Access Agreement	Paul G. Allen W. Lance Conn Jo Allen Patton	At Vulcan Ventures’ request, we will provide Vulcan Ventures with exclusive rights for carriage on eight of our digital cable channels as partial consideration for a 1999 capital contribution of approximately $1.3 billion.

Transaction	Interested Related Party	Description of Transaction

Equity Put Rights	Paul G. Allen	Certain sellers of cable systems that we acquired were granted, or previously had the right, as described below, to put to Paul Allen equity in us (in the case of Rifkin and Falcon), Charter Holdco (in the case of Rifkin) and CC VIII, LLC (in the case of Bresnan) issued to such sellers in connection with such acquisitions.
Previous Funding Commitment of Vulcan Inc.	Paul G. Allen W. Lance Conn Jo Allen Patton	Pursuant to a commitment letter dated April 14, 2003, Vulcan Inc., which is an affiliate of Paul Allen, agreed to lend, under certain circumstances, or cause an affiliate to lend to Charter Holdings or any of its subsidiaries a total amount of up to $300 million, which amount included a subfacility of up to $100 million for the issuance of letters of credit. In November 2003, the commitment was terminated. We incurred expenses to Vulcan Inc. totaling $5 million in connection with the commitment prior to termination.
Mirror Securities		To comply with the organizational documents of the Company and Charter Holdco, Charter Holdco issued certain mirror securities to the Company, redeemed certain other mirror securities, and paid interest and dividends on outstanding mirror notes and preferred units.
High Speed Access Corp. Asset Purchase Agreement	Paul G. Allen W. Lance Conn Jo Allen Patton	In February 2002, our subsidiary purchased certain assets of High Speed Access for $78 million, plus the delivery of 37,000 shares of High Speed Access Series D preferred stock and certain warrants. In connection with the transaction, High Speed Access also purchased 38,000 shares of its Series D preferred stock from Vulcan Ventures for approximately $8 million, and all of Vulcan Ventures’ shares of High Speed Access common stock.
High Speed Access Corp.	Paul G. Allen	In January 2002, we granted to High Speed Access a royalty free right to use intellectual property purchased by Charter Communications Holding Company, LLC, received approximately $4 million in management fees and approximately $17 million in revenues and paid approximately $2 million under agreements that have terminated.

Transaction	Interested Related Party	Description of Transaction

TechTV Carriage Agreement	Paul G. Allen W. Lance Conn Jo Allen Patton William D. Savoy Larry W. Wangberg	We recorded approximately $4 million, $1 million, $5 million and $0.3 million from TechTV under the affiliation agreement in 2002, 2003, 2004 and the three months ended March 31, 2005, respectively, related to launch incentives as a reduction of programming expense. We paid TechTV approximately $0.2 million, $80,600, $2 million and $0.5 million in 2002, 2003, 2004 and the three months ended March 31, 2005, respectively.
Oxygen Media Corporation Carriage Agreement	Paul G. Allen W. Lance Conn Jo Allen Patton	We paid Oxygen Media approximately $6 million, $9 million, $13 million and $3 million under a carriage agreement in exchange for programming in 2002, 2003, 2004 and the three months ended March 31, 2005, respectively. We recorded approximately $2 million, $1 million, $1 million and $0.1 million in 2002, 2003, 2004 and the three months ended March 31, 2005, respectively, from Oxygen Media related to launch incentives as a reduction of programming expense. We received 1 million shares of Oxygen Preferred Stock with a liquidation preference of $33.10 per share in March 2005. We recognized approximately $6 million, $9 million, $13 million and $1 million as a reduction of programming expense in 2002, 2003, 2004 and the three months ended March 31, 2005, respectively, in recognition of the guaranteed value of the investment.
Portland Trail Blazers Carriage Agreement	Paul G. Allen	We paid approximately $1 million for rights to carry the cable broadcast of certain Trail Blazers basketball games in 2002, approximately $135,200 in 2003, approximately $96,100 in 2004 and approximately $22,300 for the three months ended March 31, 2005.
Action Sports Cable Network Carriage Agreement	Paul G. Allen	We paid approximately $1 million for rights to carry the programming of Action Sports Cable Network in 2002.
Click2learn, Inc. Software License Agreement	Paul G. Allen W. Lance Conn Jo Allen Patton	We paid approximately $250,000, $57,100, $0 and $0 under the Software License Agreement in 2002, 2003, 2004 and the three months ended March 31, 2005, respectively.

Transaction	Interested Related Party	Description of Transaction

Digeo, Inc. Broadband Carriage Agreement	Paul G. Allen William D. Savoy Carl E. Vogel Jo Allen Patton	We paid Digeo approximately $3 million, $4 million, $3 million and $2 million for customized development of the i-channels and the local content tool kit in 2002, 2003, 2004 and the three months ended March 31, 2005, respectively. We entered into a license agreement in 2004 for the Digeo software that runs DVR units purchased from a third party. We paid approximately $474,400 and $920,300 in license and maintenance fees in 2004 and 2005. In 2004 we executed a purchase agreement for the purchase of up to 70,000 DVR units and a related software license agreement, both subject to satisfaction of certain conditions.
Viacom Networks	Jonathan L. Dolgen	We are party to certain affiliation agreements with networks of Viacom, pursuant to which Viacom provides the Company with programming for distribution via our cable systems. For the years ended December 31, 2002, 2003 and 2004 and for the three months ended March 31, 2005, the Company paid Viacom approximately $177 million, $188 million, $194 million and $50 million, respectively, for programming, and the Company recorded as receivables approximately $5 million, $5 million, $8 million and $0 from Viacom for launch incentives and marketing support for the years ended December 31, 2002, 2003 and 2004 and for the three months ended March 31, 2005, respectively.
ADC Telecommunications Inc.	Larry W. Wangberg	We paid $759,600, $60,100, $344,800 and $112,800 to purchase certain access/network equipment in 2002, 2003, 2004 and for the three months ended March 31, 2005, respectively.
HDNet and HDNet Movies Network	Mark Cuban	Charter Holdco is party to an agreement to carry two around-the- clock, high-definition networks, HDNet and HDNet Movies. We paid HDNet and HDNet Movies approximately $21,900, $609,100 and $447,400 in 2003 and 2004 and for the three months ended March 31, 2005.
Affiliate leases and agreements	Marc B. Nathanson	We paid approximately $76,000, $16,600, $0 and $0 in 2002, 2003 and 2004 and for the three months ended March 31, 2005, respectively, to companies controlled by Mr. Nathanson under a warehouse lease agreement.
Carriage fees	David C. Merritt	We paid approximately $1 million, $1 million, $1 million and $298,300 in 2002, 2003, 2004 and for the three months ended March 31, 2005 to carry The Outdoor Channel. Mr. Merritt is a director of an affiliate of this channel.

Transaction	Interested Related Party	Description of Transaction

Payment for relatives’ services	Carl E. Vogel	Since June 2003, Mr. Vogel’s brother-in-law has been an employee of Charter Holdco and has received a salary commensurate with his position in the engineering department.
Radio advertising	Marc B. Nathanson	We believe that, through a third party advertising agency, we have paid approximately $113,200, $79,700 and $49,700 in 2002, 2003 and 2004, respectively, to Mapleton Communications, an affiliate of Mapleton Investments, LLC.
Enstar Limited Partnership Systems Purchase and Management Services	Company officers who were appointed by a subsidiary (as general partner) to serve as officers of Enstar limited partnerships	Certain of our subsidiaries purchased certain assets of the Enstar Limited Partnerships for approximately $63 million in 2002. We also earned approximately $1 million, $469,300, $0 and $0 in 2002, 2003, 2004 and for the three months ended March 31, 2005, respectively, by providing management services to the Enstar Limited Partnerships.
Indemnification Advances	Directors and current and former officers named in certain legal proceedings	The Company reimbursed certain of its current and former directors and executive officers a total of approximately $3 million, $8 million, $3 million and $0 for costs incurred in connection with litigation matters in 2002, 2003 and 2004 and for the three months ended March 31, 2005, respectively.
      The following sets forth additional information regarding the transactions summarized above.
Transactions Arising Out of Our Organizational Structure and Mr. Allen’s Investment in Charter Communications, Inc. and Its Subsidiaries
      As noted above, a number of our related party transactions arise out of Mr. Allen’s investment in the Company and its subsidiaries. Some of these transactions are with Charter Investment, Inc. and Vulcan Ventures (both owned 100% by Mr. Allen), the Company (controlled by Mr. Allen) and Charter Holdco (approximately 47% owned by us and 53% owned by other affiliates of Mr. Allen).

Intercompany Management Arrangements
      The Company is a party to management arrangements with Charter Holdco and certain of its subsidiaries. Under these agreements, the Company provides management services for the cable systems owned or operated by its subsidiaries. These management agreements provide for reimbursement to the Company for all costs and expenses incurred by it for activities relating to the ownership and operation of the managed cable systems, including overhead, administration and salary expense.
      The total amount paid by Charter Holdco and all of its subsidiaries is limited to the amount necessary to reimburse the Company for all of its expenses, costs, losses, liabilities and damages paid or incurred by it in connection with the performance of its services under the various management agreements and in connection with its corporate overhead, administration, salary expense and similar items. The expenses subject to reimbursement include fees the Company is obligated to pay under the mutual services agreement with Charter Investment, Inc. Payment of management fees by the Company’s operating subsidiaries is subject to certain restrictions under the credit facilities and indentures of such subsidiaries and the indentures governing the Charter Holdings public debt. If any portion of the management fee due and payable is not paid, it is deferred by the Company and accrued as a liability of such subsidiaries. Any deferred amount of the management fee will bear interest at the rate of 10% per year, compounded annually, from the date it was due and payable until the date it is paid. For the years ended December 31, 2002, 2003 and 2004 and for the three months ended March 31, 2005, the subsidiaries of Charter Holdco paid approximately $79 million, $84 million, $90 million and $30 million, respectively, in management fees to the Company.

Mutual Services Agreement
      The Company, Charter Holdco and Charter Investment, Inc. are parties to a mutual services agreement whereby each party shall provide rights and services to the other parties as may be reasonably requested for the management of the entities involved and their subsidiaries, including the cable systems owned by their subsidiaries all on a cost-reimbursement basis. The officers and employees of each party are available to the other parties to provide these rights and services, and all expenses and costs incurred in providing these rights and services are paid by the Company. Each of the parties will indemnify and hold harmless the other parties and their directors, officers and employees from and against any and all claims that may be made against any of them in connection with the mutual services agreement except due to its or their gross negligence or willful misconduct. The mutual services agreement expires on November 12, 2009, and may be terminated at any time by any party upon thirty days’ written notice to the other. For the years ended December 31, 2002, 2003 and 2004 and for the three months ended March 31, 2005, the Company paid approximately $70 million, $73 million, $74 million and $20 million, respectively, to Charter Holdco for services rendered pursuant to the mutual services agreement. All such amounts are reimbursable to the Company pursuant to a management arrangement with our subsidiaries. See “— Intercompany Management Arrangements.” The accounts and balances related to these services eliminate in consolidation. Charter Investment, Inc. no longer provides services pursuant to this agreement.

Previous Management Agreement with Charter Investment, Inc.
      Prior to November 12, 1999, Charter Investment, Inc. provided management and consulting services to our operating subsidiaries for a fee equal to 3.5% of the gross revenues of the systems then owned, plus reimbursement of expenses. The balance of management fees payable under the previous management agreement was accrued with payment at the discretion of Charter Investment, Inc., with interest payable on unpaid amounts. For the years ended December 31, 2002, 2003 and 2004, and the three months ended March 31, 2005, the Company’s subsidiaries did not pay any fees to Charter Investment, Inc. to reduce management fees payable. As of December 31, 2002, 2003 and 2004 and March 31, 2005, total management fees payable by our subsidiaries to Charter Investment, Inc. were approximately $14 million, exclusive of any interest that may be charged, and are included in “Deferred management fees — related party” on our consolidated balance sheet.

Charter Communications Holding Company, LLC Limited Liability Agreement — Taxes
      The limited liability company agreement of Charter Holdco contains special provisions regarding the allocation of tax losses and profits among its members — Vulcan Cable III Inc., Charter Investment, Inc. and us. In some situations, these provisions may cause us to pay more tax than would otherwise be due if Charter Holdco had allocated profits and losses among its members based generally on the number of common membership units.

Vulcan Ventures Channel Access Agreement
      Vulcan Ventures, an entity controlled by Mr. Allen, the Company, Charter Investment, Inc. and Charter Holdco are parties to an agreement dated September 21, 1999 granting to Vulcan Ventures the right to use up to eight of our digital cable channels as partial consideration for a prior capital contribution of $1.325 billion. Specifically, at Vulcan Ventures’ request, we will provide Vulcan Ventures with exclusive rights for carriage of up to eight digital cable television programming services or channels on each of the digital cable systems with local and to the extent available, national control of the digital product owned, operated, controlled or managed by the Company or its subsidiaries now or in the future of 550 megahertz or more. If the system offers digital services but has less than 550 megahertz of capacity, then the programming services will be equitably reduced. Upon request of Vulcan Ventures, we will attempt to reach a comprehensive programming agreement pursuant to which it will pay the programmer, if possible, a fee per digital video customer. If such fee arrangement is not achieved, then we and the programmer shall enter into a standard programming agreement. The initial term of the channel access agreement was 10 years, and the term extends by one additional year (such that the remaining term continues to be 10 years) on each anniversary date of the agreement unless either party provides the other with notice to the contrary at least 60 days prior to such anniversary date. To date, Vulcan Ventures has not requested to use any of these channels. However, in the future it is possible that Vulcan Ventures could require us to carry programming that is less profitable to us than the programming that we would otherwise carry and our results would suffer accordingly.

Equity Put Rights
      CC VIII. As part of the acquisition of the cable systems owned by Bresnan Communications Company Limited Partnership in February 2000, CC VIII, the Company’s indirect limited liability company subsidiary, issued, after adjustments, 24,273,943 Class A preferred membership units (collectively, the “CC VIII interest”) with a value and an initial capital account of approximately $630 million to certain sellers affiliated with AT&T Broadband, subsequently owned by Comcast Corporation (the “Comcast sellers”). While held by the Comcast sellers, the CC VIII interest was entitled to a 2% priority return on its initial capital account and such priority return was entitled to preferential distributions from available cash and upon liquidation of CC VIII. While held by the Comcast sellers, the CC VIII interest generally did not share in the profits and losses of CC VIII. Mr. Allen granted the Comcast sellers the right to sell to him the CC VIII interest for approximately $630 million plus 4.5% interest annually from February 2000 (the “Comcast put right”). In April 2002, the Comcast sellers exercised the Comcast put right in full, and this transaction was consummated on June 6, 2003. Accordingly, Mr. Allen has become the holder of the CC VIII interest, indirectly through an affiliate. Consequently, subject to the matters referenced in the next paragraph, Mr. Allen generally thereafter will be allocated his pro rata share (based on number of membership interests outstanding) of profits or losses of CC VIII. In the event of a liquidation of CC VIII, Mr. Allen would be entitled to a priority distribution with respect to the 2% priority return (which will continue to accrete). Any remaining distributions in liquidation would be distributed to CC V Holdings, LLC and Mr. Allen in proportion to CC V Holdings, LLC’s capital account and Mr. Allen’s capital account (which will equal the initial capital account of the Comcast sellers of approximately $630 million, increased or decreased by Mr. Allen’s pro rata share of CC VIII’s profits or losses (as computed for capital account purposes) after June 6, 2003). The limited liability company agreement of CC VIII does not provide for a mandatory redemption of the CC VIII interest.
      An issue has arisen as to whether the documentation for the Bresnan transaction was correct and complete with regard to the ultimate ownership of the CC VIII interest following consummation of the Comcast put right. Specifically, under the terms of the Bresnan transaction documents that were entered into in June 1999, the Comcast sellers originally would have received, after adjustments, 24,273,943 Charter Holdco membership units, but due to an FCC regulatory issue raised by the Comcast sellers shortly before closing, the Bresnan transaction was modified to provide that the Comcast sellers instead would receive the preferred equity interests in CC VIII represented by the CC VIII interest. As part of the last-minute changes to the Bresnan transaction documents, a draft amended version of the Charter Holdco limited liability company agreement was prepared, and contract provisions were drafted for that agreement that would have required an automatic exchange of the CC VIII interest for 24,273,943 Charter Holdco membership units if the Comcast sellers exercised the Comcast put right and sold the CC VIII interest to Mr. Allen or his affiliates. However, the provisions that would have required this automatic exchange did not appear in the final version of the Charter Holdco limited liability company agreement that was delivered and executed at the closing of the Bresnan transaction. The law firm that prepared the documents for the Bresnan transaction brought this matter to the attention of the Company and representatives of Mr. Allen in 2002.
      Thereafter, the board of directors of the Company formed a Special Committee (currently comprised of Messrs. Merritt, Tory and Wangberg) to investigate the matter and take any other appropriate action on behalf of the Company with respect to this matter. After conducting an investigation of the relevant facts and circumstances, the Special Committee determined that a “scrivener’s error” had occurred in February 2000 in connection with the preparation of the last-minute revisions to the Bresnan transaction documents and that, as a result, the Company should seek the reformation of the Charter Holdco limited liability company agreement, or alternative relief, in order to restore and ensure the obligation that the CC VIII interest be automatically exchanged for Charter Holdco units. The Special Committee further determined that, as part of such contract reformation or alternative relief, Mr. Allen should be required to contribute the CC VIII interest to Charter Holdco in exchange for 24,273,943 Charter Holdco membership units. The Special Committee also recommended to the board of directors of the Company that, to the extent the contract reformation is achieved, the board of directors should consider whether the CC VIII interest should ultimately be held by Charter Holdco or Charter Holdings or another entity owned directly or indirectly by them.
      Mr. Allen disagrees with the Special Committee’s determinations described above and has so notified the Special Committee. Mr. Allen contends that the transaction is accurately reflected in the transaction documentation and contemporaneous and subsequent company public disclosures.
      The parties engaged in a process of non-binding mediation to seek to resolve this matter, without success. The Special Committee is evaluating what further actions or processes it may undertake to resolve this dispute. To accommodate further deliberation, each party has agreed to refrain from initiating legal proceedings over this matter until it has given at least ten days’ prior notice to the other. In addition, the Special Committee and Mr. Allen have determined to utilize the Delaware Court of Chancery’s program for mediation of complex business disputes in an effort to resolve the CC VIII interest dispute. If the Special Committee and Mr. Allen are unable to reach a resolution through that mediation process or to agree on an alternative dispute resolution process, the Special Committee intends to seek resolution of this dispute through judicial proceedings in an action that would be commenced, after appropriate notice, in the Delaware Court of Chancery against Mr. Allen and his affiliates seeking contract reformation, declaratory relief as to the respective rights of the parties regarding this dispute and alternative forms of legal and equitable relief. The ultimate resolution and financial impact of the dispute are not determinable at this time.
      Rifkin. On September 14, 1999, Mr. Allen and Charter Holdco entered into a put agreement with certain sellers of the Rifkin cable systems that received a portion of their purchase price in the form of 3,006,202 Class A preferred membership units of Charter Holdco. This put agreement allowed these holders to compel Charter Holdco to redeem their Class A preferred membership units at any time before September 14, 2004 at $1.00 per unit, plus accretion thereon at 8% per year from September 14, 1999. Mr. Allen had guaranteed the redemption obligation of Charter Holdco. These units were put to Charter Holdco for redemption, and were redeemed on April 18, 2003 for a total price of approximately $3.9 million.
      Mr. Allen also was a party to a put agreement with certain sellers of the Rifkin cable systems that received a portion of their purchase price in the form of shares of Class A common stock of the Company. Under this put agreement, such holders have the right to sell to Mr. Allen any or all of such shares of the Company’s Class A common stock at $19 per share (subject to adjustments for stock splits, reorganizations and similar events), plus interest at a rate of 4.5% per year, compounded annually from November 12, 1999. Approximately 4.6 million shares were put to Mr. Allen under these agreements prior to their expiration on November 12, 2003.
      Falcon. Mr. Allen also was a party to a put agreement with certain sellers of the Falcon cable systems (including Mr. Nathanson, one of our directors) that received a portion of their purchase price in the form of shares of Class A common stock of the Company. Under the Falcon put agreement, such holders had the right to sell to Mr. Allen any or all shares of Class A common stock received in the Falcon acquisition at $25.8548 per share (subject to adjustments for stock splits, reorganizations and similar events), plus interest at a rate of 4.5% per year, compounded annually from November 12, 1999. Approximately 19.4 million shares were put to Mr. Allen under these agreements prior to their expiration on November 12, 2003.

Previous Funding Commitment of Vulcan Inc.
      Effective April 14, 2003, our subsidiary, Charter Communications VII, LLC entered into a commitment letter with Vulcan Inc., which is an affiliate of Paul Allen, under which Vulcan Inc. agreed to lend, under certain circumstances, or cause an affiliate to lend initially to Charter Communications VII, LLC, or another subsidiary of Charter Holdings, up to $300 million, which amount included a subfacility of up to $100 million for the issuance of letters of credit. No amounts were ever drawn under the commitment letter. In November 2003, the commitment was terminated. We incurred expenses to Vulcan Inc. totaling $5 million in connection with the commitment (including an extension fee) prior to termination. Ms. Jo Allen Patton is a director and the President and Chief Executive Officer of Vulcan Inc., and Mr. Lance Conn is Executive Vice President of Vulcan Inc.

Mirror Securities
      The Company is a holding company and its principal assets are its equity interest in Charter Holdco and certain mirror notes payable by Charter Holdco to the Company, and mirror preferred units held by the Company, which have the same principal amount and terms as those of the Company’s convertible senior notes and the Company’s outstanding preferred stock. In 2002, 2003 and 2004, Charter Holdco paid to the Company $73 million, $68 million and $49 million, respectively, related to interest on the mirror notes, and Charter Holdco paid an additional $4 million related to dividends on the mirror preferred membership units.
      In connection with our 2003 repurchase of approximately $477 million of our outstanding 4.75% senior convertible notes due 2006 and approximately $132 million of our outstanding 5.75% senior convertible notes due 2005, $520 million of CCH II 10.25% senior notes were transferred (through a series of distributions) by CCH II to Charter Holdco, which in turn assigned those CCH II senior notes to us in exchange for the cancellation of mirror notes of each series having a principal amount equal to the amount of convertible notes of that series repurchased by us. As part of the closing of that transaction, Charter Holdco also paid to the Company cash in the amount of $10 million, which represented the sum of (a) all accrued and unpaid interest on the portions of the mirror notes transferred by the Company to Charter Holdco, to, but not including, the date of the closing, on the basis set forth in the mirror notes, (b) an amount equal to the total amount of cash payable by the Company in lieu of fractional interests in the 10.25% CCH II senior notes which would have otherwise been due to the holders as a consequence of the exchange, and (c) the costs and expenses relating to such transactions. Further, during 2004 Charter Holdco issued 7,252,818 common membership units to the Company in cancellation of $30 million principal amount of mirror notes so as to mirror the issuance by the Company of Class A common stock in exchange for a like principal amount of its outstanding convertible notes.
      In addition, in connection with our November 2004 sale of $862.5 million principal amount of 5.875% convertible senior notes due 2009, Charter Holdco issued to us mirror notes in identical principal amount in exchange for the proceeds from our offering. Charter Holdco then purchased and pledged certain U.S. government securities to us as security for the mirror notes (which were in turn repledged by us to the trustee for the benefit of holders of our 5.875% convertible senior notes and which we expect to use to fund the first six interest payments on the notes), and agreed to lend common units to us, the terms of which will, to the extent practicable, mirror the terms of the shares offered hereby. Charter Holdco also redeemed the remaining $588 million principal amount of the mirror notes in respect of our 5.75% convertible senior notes due 2005 concurrently with our December 23, 2004 redemption of our 5.75% convertible senior notes. In addition, in November 2004, Charter Holdco entered into a unit lending agreement with the Company in which it agreed to lend common units to the Company that would mirror the anticipated loan of Class A common shares by the Company to Citigroup Global Markets pursuant to a share lending agreement. The members of Charter Holdco (including the entities controlled by Mr. Allen) also at that time entered into a letter agreement providing, among other things, that for purposes of the allocation provisions of the Limited Liability Company Agreement of Charter Holdco, the mirror units be treated as disregarded and not outstanding until such time (and except to the extent) that, under the Company’s share lending agreement, the Company treats the loaned shares in a manner that assumes they will neither be returned to the Company by the borrower nor otherwise be acquired by the Company in lieu of such a return. In March, April and May 2005, Charter Holdco repurchased a total of $131 million in principal amount of mirror convertible notes due 2006 concurrently with our repurchases of equal principal amounts of our 4.75% convertible senior notes due 2006, for purchase prices equal to the prices we paid in our repurchases.

Allocation of Business Opportunities with Mr. Allen
      As described under “— Third Party Business Relationships in which Mr. Allen has or had an Interest” in this section, Mr. Allen and a number of his affiliates have interests in various entities that provide services or programming to our subsidiaries. Given the diverse nature of Mr. Allen’s investment activities and interests, and to avoid the possibility of future disputes as to potential business, the Company and Charter Holdco, under the terms of their respective organizational documents, may not, and may not allow their subsidiaries, to engage in any business transaction outside the cable transmission business except for the Digeo, Inc. joint venture; a joint venture to develop a digital video recorder set-top terminal; an existing investment in Cable Sports Southeast, LLC, a provider of regional sports programming; as an owner of the business of Interactive Broadcaster Services Corporation or, Chat TV; an investment in @Security Broadband Corp., a company developing broadband security applications; and incidental businesses engaged in as of the closing of the Company’s initial public offering in November 1999. This restriction will remain in effect until all of the shares of the Company’s high-vote Class B common stock have been converted into shares of the Company’s Class A common stock due to Mr. Allen’s equity ownership falling below specified thresholds.
      Should the Company or Charter Holdco or any of their subsidiaries wish to pursue, or allow their subsidiaries to pursue, a business transaction outside of this scope, it must first offer Mr. Allen the opportunity to pursue the particular business transaction. If he decides not to pursue the business transaction and consents to the Company or its subsidiaries engaging in the business transaction, they will be able to do so. In any such case, the restated certificate of incorporation of the Company and the limited liability company agreement of Charter Holdco would need to be amended accordingly to modify the current restrictions on the ability of such entities to engage in any business other than the cable transmission business. The cable transmission business means the business of transmitting video, audio, including telephony, and data over cable systems owned, operated or managed by the Company, Charter Holdco or any of their subsidiaries from time to time.
      Under Delaware corporate law, each director of the Company, including Mr. Allen, is generally required to present to the Company, any opportunity he or she may have to acquire any cable transmission business or any company whose principal business is the ownership, operation or management of cable transmission businesses, so that we may determine whether we wish to pursue such opportunities. However, Mr. Allen and the other directors generally will not have an obligation to present other types of business opportunities to the Company and they may exploit such opportunities for their own account.
      Also, conflicts could arise with respect to the allocation of corporate opportunities between us and Mr. Allen and his affiliates in connection with his investments in businesses in which we are permitted to engage under the Company’s restated certificate of incorporation. Certain of the indentures of the Company and its subsidiaries, require the applicable issuer of notes to obtain, under certain circumstances, approval of the board of directors of the Company and, where a transaction or series of related transactions is valued at or in excess of $50 million, a fairness opinion with respect to transactions in which Mr. Allen has an interest. Related party transactions are approved by our Audit Committee in compliance with the listing requirements applicable to NASDAQ National Market listed companies. We have not instituted any other formal plan or arrangement to address potential conflicts of interest.
      The restrictive provisions of the organizational documents described above may limit our ability to take advantage of attractive business opportunities. Consequently, our ability to offer new products and services outside of the cable transmission business and enter into new businesses could be adversely affected, resulting in an adverse effect on our growth, financial condition and results of operations.

Third Party Business Relationships in Which Mr. Allen has or had an Interest
      As previously noted, Mr. Allen has and has had extensive investments in the areas of media and technology. We have a number of commercial relationships with third parties in which Mr. Allen has an interest. Mr. Allen or his affiliates own equity interests or warrants to purchase equity interests in various entities with which we do business or which provide us with products, services or programming. Mr. Allen owns 100% of the equity of Vulcan Ventures Incorporated and Vulcan Inc. and is the president of Vulcan Ventures. Ms. Jo Allen Patton is a director and the President and Chief Executive Officer of Vulcan Inc. and

is a director and Vice President of Vulcan Ventures. Mr. Lance Conn is Executive Vice President of Vulcan Inc. and Vulcan Ventures. The various cable, media, Internet and telephony companies in which Mr. Allen has invested may mutually benefit one another. We can give no assurance, nor should you expect, that any of these business relationships will be successful, that we will realize any benefits from these relationships or that we will enter into any business relationships in the future with Mr. Allen’s affiliated companies.
      Mr. Allen and his affiliates have made, and in the future likely will make, numerous investments outside of us and our business. We cannot assure you that, in the event that we or any of our subsidiaries enter into transactions in the future with any affiliate of Mr. Allen, such transactions will be on terms as favorable to us as terms we might have obtained from an unrelated third party.

High Speed Access
      High Speed Access Corp. (“High Speed Access”) was a provider of high-speed Internet access services over cable modems. During the period from 1997 to 2000, certain Company entities entered into Internet-access related service agreements, and both Vulcan Ventures, an entity owned by Mr. Allen, and Charter Holdco made equity investments in High Speed Access.
      On February 28, 2002, our subsidiary, CC Systems, purchased from High Speed Access the contracts and associated assets, and assumed related liabilities, that served our customers, including a customer contact center, network operations center and provisioning software. At the closing, certain of our subsidiaries paid $78 million to High Speed Access and delivered 37,000 shares of High Speed Access Series D convertible preferred stock and all of the warrants to buy High Speed Access common stock owned by Charter Holdco (which had been acquired pursuant to two network services agreements which were cancelled in connection with this transaction, as described below), and High Speed Access purchased 38,000 shares of its Series D Preferred Stock from Vulcan Ventures for $8 million. Additional purchase price adjustments were made as provided in the asset purchase agreement. Charter Holdco obtained a fairness opinion from a qualified investment-banking firm regarding the valuation of the assets purchased. Concurrently with the closing of the transaction, High Speed Access also purchased all of its common stock held by Vulcan Ventures.
      In conjunction with the High Speed Access asset purchase, on February 28, 2002, Charter Communications Holding Company granted High Speed Access the right to use certain intellectual property sold by High Speed Access to Charter Holdco. High Speed Access does not pay any fees under the agreement. The domestic portion of the license terminated on June 30, 2002, and the international portion of the license expired on February 2, 2005. Prior to closing the asset purchase, the Company performed certain management services formerly performed by High Speed Access, for which it received approximately $4 million in January and February 2002. Concurrently with the asset purchase, all of the other agreements between Charter Holdco and High Speed Access Corp. (other than the license agreement described above), namely the programming content agreement, the services agreement, the systems access agreement, the 1998 network services agreement and the May 2000 network services agreement, were terminated. The revenues we earned from High Speed Access for the year ended December 31, 2002 were approximately $17 million. In addition, for the year ended December 31, 2002, we paid High Speed Access approximately $2 million under the 1998 network services agreement and the 2000 network services agreement, representing a per customer fee to High Speed Access according to agreed pricing terms and compensation for services exceeding certain minimum thresholds.
      Immediately prior to the asset purchase, Vulcan Ventures beneficially owned approximately 37%, and Charter Holdco and its subsidiaries beneficially owned approximately 13%, of the common stock of High Speed Access (including the shares of common stock which could be acquired upon conversion of the Series D preferred stock, and upon exercise of the warrants owned by Charter Holdco). Following the consummation of the asset purchase, neither Charter Holdco nor Vulcan Ventures beneficially owned any securities of, or were otherwise affiliated with, High Speed Access.
      On May 12, 2000, the Company entered into a five-year network services agreement with High Speed Access, which was assigned by Charter Communications, Inc. to Charter Holdco on August 1, 2000. With respect to each system launched or intended to be launched, we paid a per customer fee to High Speed Access according to agreed pricing terms. In addition, we compensated High Speed Access for services exceeding certain minimum thresholds.
      In 2001, Charter Holdco was a party to a systems access and investment agreement with Vulcan Ventures and High Speed Access and a related network services agreement with High Speed Access. These agreements provided High Speed Access with exclusive access to certain of our homes passed. The term of the network services agreement was, as to a particular cable system, five years from the date revenue billing commenced for that cable system. The programming content agreement provided each of Vulcan Ventures and High Speed Access with a license to use certain content and materials of the other on a non-exclusive, royalty-free basis.
      Under the above described transactions, we also earned certain warrants to purchase High Speed Access stock. These warrants were cancelled in February 2002 in connection with the asset purchase described above. As a result of the transaction with High Speed Access described above, we neither paid to, nor received, any amounts from High Speed Access in 2003.

TechTV, Inc.
      TechTV, Inc. (“TechTV”) operated a cable television network that offered programming mostly related to technology. Pursuant to an affiliation agreement that originated in 1998 and that terminates in 2008, TechTV has provided us with programming for distribution via our cable systems. The affiliation agreement provides, among other things, that TechTV must offer the Company certain terms and conditions that are no less favorable in the affiliation agreement than are given to any other distributor that serves the same number of or fewer TechTV viewing customers. Additionally, pursuant to the affiliation agreement, we were entitled to incentive payments for channel launches through December 31, 2003.
      In March 2004, Charter Holdco entered into agreements with Vulcan Programming and TechTV, which provide for (i) Charter Holdco and TechTV to amend the affiliation agreement which, among other things, revises the description of the TechTV network content, provides for Charter Holdco to waive certain claims against TechTV relating to alleged breaches of the affiliation agreement and provides for TechTV to make payment of outstanding launch receivables due to Charter Holdco under the affiliation agreement, (ii) Vulcan Programming to pay approximately $10 million and purchase over a 24-month period, at fair market rates, $2 million of advertising time across various cable networks on Charter cable systems in consideration of the agreements, obligations, releases and waivers under the agreements and in settlement of the aforementioned claims and (iii) TechTV to be a provider of content relating to technology and video gaming for Charter’s interactive television platforms through December 31, 2006 (exclusive for the first year). For the years ended December 31, 2002, 2003 and 2004 and for the three months ended March 31, 2005, we recognized approximately $4 million, $1 million, $5 million and $0.3 million, respectively, of the Vulcan Programming payment as an offset to programming expense and paid approximately $0.2 million, $80,600, $2 million and $0.5 million, respectively, to TechTV under the affiliation agreement.
      We believe that Vulcan Programming, which is 100% owned by Mr. Allen, owned an approximate 98% equity interest in TechTV at the time Vulcan Programming sold TechTV to an unrelated third party in May 2004. Until September 2003, Mr. Savoy, a former Company director, was the President and director of Vulcan Programming and was a director of TechTV. Mr. Wangberg, one of the Company’s directors, was the Chairman, Chief Executive Officer and a director of TechTV. Mr. Wangberg resigned as the Chief Executive Officer of TechTV in July 2002. He remained a director of TechTV along with Mr. Allen until Vulcan Programming sold TechTV.

Oxygen Media Corporation
      Oxygen Media LLC (“Oxygen”) provides programming content aimed at the female audience for distribution over cable systems and satellite. On July 22, 2002, Charter Holdco entered into a carriage agreement with Oxygen, whereby we agreed to carry programming content from Oxygen. Under the carriage agreement, we currently make Oxygen programming available to approximately 5 million of our video customers. The term of the carriage agreement was retroactive to February 1, 2000, the date of launch of

Oxygen programming by us, and was to run for a period of five years from that date. For the years ended December 31, 2002, 2003 and 2004 and for the three months ended March 31, 2005, we paid Oxygen approximately $6 million, $9 million, $13 million and $3 million, respectively, for programming content. In addition, Oxygen pays us marketing support fees for customers launched after the first year of the term of the carriage agreement up to a total of $4 million. We recorded approximately $2 million, $1 million, $1 million and $0.1 million related to these launch incentives as a reduction of programming expense for each of the years ended December 31, 2002, 2003 and 2004 and for the three months ended March 31, 2005, respectively.
      Concurrently with the execution of the carriage agreement, Charter Holdco entered into an equity issuance agreement pursuant to which Oxygen’s parent company, Oxygen Media Corporation (“Oxygen Media”), granted a subsidiary of Charter Holdco a warrant to purchase 2.4 million shares of Oxygen Media common stock for an exercise price of $22.00 per share. In February 2005, this warrant expired unexercised. Charter Holdco was also to receive unregistered shares of Oxygen Media common stock with a guaranteed fair market value on the date of issuance of $34 million, on or prior to February 2, 2005, with the exact date to be determined by Oxygen Media, but this commitment was later revised as discussed below.
      We recognize the guaranteed value of the investment over the life of the carriage agreement as a reduction of programming expense. For the years ended December 31, 2002, 2003 and 2004 and for the three months ended March 31, 2005, we recorded approximately $6 million, $9 million, $13 million and $1 million, respectively, as a reduction of programming expense. The carrying value of our investment in Oxygen was approximately $10 million, $19 million, $32 million and $33 million as of December 31, 2002, 2003 and 2004 and March 31, 2005, respectively.
      In August 2004, Charter Holdco and Oxygen entered into agreements that amended and renewed the carriage agreement. The amendment to the carriage agreement (a) revises the number of our customers to which Oxygen programming must be carried and for which we must pay, (b) releases Charter Holdco from any claims related to the failure to achieve distribution benchmarks under the carriage agreement, (c) requires Oxygen to make payment on outstanding receivables for marketing support fees due to us under the carriage agreement, and (d) requires that Oxygen provide its programming content to us on economic terms no less favorable than Oxygen provides to any other cable or satellite operator having fewer subscribers than us. The renewal of the carriage agreement (a) extends the period that we will carry Oxygen programming to our customers through January 31, 2008, and (b) requires license fees to be paid based on customers receiving Oxygen programming, rather than for specific customer benchmarks.
      In August 2004, Charter Holdco and Oxygen also amended the equity issuance agreement to provide for the issuance of 1 million shares of Oxygen preferred stock with a liquidation preference of $33.10 per share plus accrued dividends to Charter Holdco in place of the $34 million of unregistered shares of Oxygen Media common stock. Oxygen Media delivered these shares in March 2005. The preferred stock is convertible into common stock after December 31, 2007 at a conversion ratio, the numerator of which is the liquidation preference and the denominator which is the fair market value per share of Oxygen Media common stock on the conversion date.
      As of March 31, 2005, through Vulcan Programming, Mr. Allen owned an approximate 31% interest in Oxygen assuming no exercises of outstanding warrants or conversion or exchange of convertible or exchangeable securities. Ms. Jo Allen Patton is a director and the President of Vulcan Programming. Mr. Lance Conn is a Vice President of Vulcan Programming.
      Marc Nathanson has an indirect beneficial interest of less than 1% in Oxygen.

Portland Trail Blazers and Action Sports Cable Network
      On October 7, 1996, the former owner of our Falcon cable systems entered into a letter agreement and a cable television agreement with Trail Blazers Inc. for the cable broadcast in the metropolitan area surrounding Portland, Oregon of pre-season, regular season and playoff basketball games of the Portland Trail Blazers, a National Basketball Association basketball team. Mr. Allen is the 100% owner of the Portland Trail Blazers and Trail Blazers Inc. After the acquisition of the Falcon cable systems in November 1999, we continued to operate under the terms of these agreements until their termination on September 30, 2001. Under the letter agreement, Trail Blazers Inc. was paid a fixed fee for each customer in areas directly served by the Falcon cable systems. Under the cable television agreement, we shared subscription revenues with Trail Blazers Inc. For the years ended December 31, 2002, 2003 and 2004 and for the three months ended March 31, 2005, we paid approximately $1 million, $135,200, $96,100 and $22,300, respectively, in connection with the cable broadcast of Portland Trail Blazers basketball games under the October 1996 cable television agreement and subsequent local cable distribution agreements.
      On July 1, 2001, Charter Holdco and Action Sports Cable Network (“Action Sports”), which was 100% owned by Mr. Allen, entered into a new carriage agreement for a five-year term, which became effective on October 1, 2001 with the expiration of the previous agreement. Under the July 2001 carriage agreement, Charter Holdco pays Action Sports a fixed fee for each customer receiving the Action Sports programming, which covered sporting events in the Pacific Northwest, including the Portland Trail Blazers, the Seattle Seahawks, a National Football League football team, and the Portland Fire, a Women’s National Basketball Association basketball team. On November 5, 2002, Action Sports, which was 100% owned by Mr. Allen, announced that it was discontinuing its business following its failure to obtain an acceptable carriage agreement with AT&T Cable, the cable television provider in Portland, Oregon. Action Sports service was terminated on November 5, 2002 and Charter Holdco ceased carriage of the service. For the year ended December 31, 2002, we paid Action Sports approximately $1 million for rights to carry its programming.

Click2learn
      Charter Holdco executed a Software License Agreement eAective September 30, 2002, with Click2learn, Inc. (“Click2learn”), a company which provided enterprise software for organizations seeking to capture, manage and disseminate knowledge throughout their extended enterprise. As of December 31, 2003, Mr. Allen owned an approximate 21% interest in Click2learn through 616,120 shares held of record by Vulcan Ventures and 387,096 shares issuable upon exercise of a warrant issued to Vulcan Ventures. In March 2004, Click2learn was merged with an unrelated company, resulting in a new company, SumTotal Systems, Inc., which is publicly traded. As of December 31, 2004, Mr. Allen owned an approximate 10% interest in SumTotal Systems, Inc. through his ownership in Vulcan Ventures. Mr. Allen owns 100% of Vulcan Ventures. Ms. Jo Allen Patton is a director and Vice President of Vulcan Ventures. Mr. Lance Conn is Executive Vice President of Vulcan Ventures. For the years ended December 31, 2002, 2003 and 2004 we paid approximately $250,000, $57,100 and $0, respectively, to Click2learn. For the year ended December 31, 2004 and for the three months ended March 31, 2005, we paid approximately $0 and $0, respectively to SumTotal Systems, Inc.

Digeo, Inc.
      In March 2001, a subsidiary of Charter, Charter Communications Ventures, LLC (“Charter Ventures”), and Vulcan Ventures Incorporated formed DBroadband Holdings, LLC for the sole purpose of purchasing equity interests in Digeo, Inc. (“Digeo”), an entity controlled by Paul Allen. In connection with the execution of the broadband carriage agreement, DBroadband Holdings, LLC purchased an equity interest in Digeo funded by contributions from Vulcan Ventures Incorporated. The equity interest is subject to a priority return of capital to Vulcan Ventures up to the amount contributed by Vulcan Ventures on Charter Ventures’ behalf. After Vulcan Ventures recovers its amount contributed and any cumulative loss allocations, Charter Ventures has a 100% profit interest in DBroadband Holdings, LLC. Charter Ventures is not required to make any capital contributions, including capital calls, to Digeo. DBroadband Holdings, LLC is therefore not included in the Company’s consolidated financial statements. Pursuant to an amended version of this arrangement, in 2003, Vulcan Ventures contributed a total of $29 million to Digeo, $7 million of which was contributed on Charter Ventures’ behalf, subject to Vulcan Ventures’ aforementioned priority return. Since the formation of DBroadband Holdings, LLC, Vulcan Ventures has contributed approximately $56 million on Charter Ventures’ behalf.
      On March 2, 2001, Charter Ventures entered into a broadband carriage agreement with Digeo Interactive, LLC (“Digeo Interactive”), a wholly owned subsidiary of Digeo. The carriage agreement provided that Digeo Interactive would provide to Charter a “portal” product, which would function as the television-based Internet portal (the initial point of entry to the Internet) for Charter’s customers who received Internet access from Charter. The agreement term was for 25 years and Charter agreed to use the Digeo portal exclusively for six years. Before the portal product was delivered to Charter, Digeo terminated development of the portal product.
      On September 27, 2001, Charter and Digeo Interactive amended the broadband carriage agreement. According to the amendment, Digeo Interactive would provide to Charter the content for enhanced “Wink” interactive television services, known as Charter Interactive Channels (“i-channels”). In order to provide the i-channels, Digeo Interactive sublicensed certain Wink technologies to Charter. Charter is entitled to share in the revenues generated by the i-channels. Currently, the Company’s digital video customers who receive i-channels receive the service at no additional charge.
      On September 28, 2002, Charter entered into a second amendment to its broadband carriage agreement with Digeo Interactive. This amendment superseded the amendment of September 27, 2001. It provided for the development by Digeo Interactive of future features to be included in the Basic i-TV service to be provided by Digeo and for Digeo’s development of an interactive “toolkit” to enable Charter to develop interactive local content. Furthermore, Charter could request that Digeo Interactive manage local content for a fee. The amendment provided for Charter to pay for development of the Basic i-TV service as well as license fees for customers who would receive the service, and for Charter and Digeo to split certain revenues earned from the service. The Company paid Digeo Interactive approximately $0.6 million and $1 million for the three and six months ended June 30, 2005, respectively, and $0.8 million and $1 million for the three and six months ended June 30, 2004, respectively, for customized development of the i-channels and the local content tool kit. This amendment expired pursuant to its terms on December 31, 2003. Digeo Interactive is continuing to provide the Basic i-TV service on a month-to-month basis.
      On June 30, 2003, Charter Holdco entered into an agreement with Motorola, Inc. for the purchase of 100,000 digital video recorder (“DVR”) units. The software for these DVR units is being supplied by Digeo Interactive, LLC under a license agreement entered into in April 2004. Under the license agreement Digeo Interactive granted to Charter Holdco the right to use Digeo’s proprietary software for the number of DVR units that Charter deployed from a maximum of 10 headends through year-end 2004. This maximum number of headends was increased from 10 to 15 pursuant to a letter agreement executed on June 11, 2004 and the date for entering into license agreements for units deployed was extended to June 30, 2005. The number of headends was increased from 15 to 20 pursuant to a letter agreement dated August 4, 2004, from 20 to 30 pursuant to a letter agreement dated September 28, 2004 and from 30 to 50 headends by a letter agreement in February 2005. The license granted for each unit deployed under the agreement is valid for five years. In addition, Charter will pay certain other fees including a per-headend license fee and maintenance fees. Maximum license and maintenance fees during the term of the agreement are expected to be approximately $7 million. The agreement provides that Charter is entitled to receive contract terms, considered on the whole, and license fees, considered apart from other contract terms, no less favorable than those accorded to any other Digeo customer. Charter paid approximately $0.1 million and $0.2 million in license and maintenance fees for the three and six months ended June 30, 2005, respectively.
      In April 2004, the Company launched DVR service using units containing the Digeo software in Charter’s Rochester, Minnesota market using a broadband media center that is an integrated set-top terminal with a cable converter, DVR hard drive and connectivity to other consumer electronics devices (such as stereos, MP3 players, and digital cameras).
      In May 2004, Charter Holdco entered into a binding term sheet with Digeo Interactive for the development, testing and purchase of 70,000 Digeo PowerKey DVR units. The term sheet provided that the parties would proceed in good faith to negotiate, prior to year-end 2004, definitive agreements for the development, testing and purchase of the DVR units and that the parties would enter into a license agreement for Digeo’s proprietary software on terms substantially similar to the terms of the license agreement described above. In November 2004, Charter Holdco and Digeo Interactive executed the license agreement and in December 2004, the parties executed the purchase agreement, each on terms substantially similar to the binding term sheet. Product development and testing has been completed. Total purchase price and license and maintenance fees during the term of the definitive agreements are expected to be approximately $41 million. The definitive agreements are terminable at no penalty to Charter in certain circumstances. Charter paid approximately $1 million and $2 million in capital purchases for the three and six months ended June 30, 2005, respectively.
      In late 2003, Microsoft sued Digeo for $9 million in a breach of contract action, involving an agreement that Digeo and Microsoft had entered into in 2001. Digeo informed us that it believed it had an indemnification claim against us for half that amount. Digeo settled with Microsoft agreeing to make a cash payment and to purchase certain amounts of Microsoft software products and consulting services through 2008. In consideration of Digeo agreeing to release us from its potential claim against us, after consultation with outside counsel we agreed, in June 2005, to purchase a total of $2.3 million in Microsoft consulting services through 2008, a portion of which amounts Digeo has informed us will count against Digeo’s purchase obligations with Microsoft.
      The Company believes that Vulcan Ventures, an entity controlled by Mr. Allen, owns an approximate 60% equity interest in Digeo, Inc., on a fully-converted non-diluted basis. Messrs. Allen and Conn and Ms. Patton are directors of Digeo, and Mr. Vogel was a director of Digeo in 2004. During 2004 and 2005, Mr. Vogel held options to purchase 10,000 shares of Digeo common stock.
Other Miscellaneous Relationships
Viacom Networks
      Pursuant to certain affiliation agreements with networks of Viacom, Inc. (“Viacom”), including MTV, MTV2, Nickelodeon, VH1, TVLand, CMT, Spike TV, Comedy Central, Viacom Digital Suite, CBS-owned and operated broadcast stations, Showtime, The Movie Channel, and Flix, Viacom provides the Company with programming for distribution via our cable systems. The affiliation agreements provide for, among other things, rates and terms of carriage, advertising on the Viacom networks, which the Company can sell to local advertisers and marketing support. For the years ended December 31, 2002, 2003 and 2004 and for the three months ended March 31, 2005, the Company paid Viacom approximately $177 million, $188 million, $194 million and $50 million, respectively, for programming. the Company recorded approximately $5 million, $5 million, $8 million and $0 as receivables from Viacom networks related to launch incentives for certain channels and marketing support, respectively, for the years ended December 31, 2002, 2003 and 2004 and for the three months ended March 31, 2005. From April 1994 to July 2004, Mr. Dolgen served as Chairman and Chief Executive Officer of the Viacom Entertainment Group.
ADC Telecommunications, Inc.
      The Company and Charter Holdco purchase certain equipment for use in our business from ADC Telecommunications, which provides broadband access and network equipment. Mr. Wangberg serves as a director for ADC Telecommunications. For the years ended December 31, 2002, 2003 and 2004 and for the three months ended March 31, 2005, we paid $759,600, $60,100, $344,800 and $112,800, respectively, to ADC Telecommunications under this arrangement.
HDNet and HDNet Movies Network
      On January 10, 2003 we signed an agreement to carry two around-the-clock, high-definition networks, HDNet and HDNet Movies. HDNet Movies delivers a commercial-free schedule of full-length feature films converted from 35mm to high-definition, including titles from an extensive library of Warner Bros. films. HDNet Movies will feature a mix of theatrical releases, made-for-TV movies, independent films and shorts. The HDNet channel features a variety of HDTV programming, including live sports, sitcoms, dramas, action series, documentaries, travel programs, music concerts and shows, special events, and news features including the popular HDNet World Report. HDNet also offers a selection of classic and recent television series. We paid HDNet and HDNet Movies approximately $21,900, $609,100 and $447,400 in 2003 and 2004 and for the three months ended March 31, 2005, respectively. We believe that entities controlled by Mr. Cuban, co-founder and president of HDNet, owned approximately 81% of HDNet as of December 31, 2003 and 2004 and

for the three months ended March 31, 2005. On May 21, 2003, Mark Cuban a Schedule 13G filed with the SEC stating that he owned approximately 19,000,000 shares, or 6.2% of the total common equity in the Company. However, a Schedule 13G/ A filed on April 25, 2005, reported that Mr. Cuban owned no shares of the Company.
Affiliate Leases and Agreements
      Companies controlled by Mr. Nathanson, a director of the Company, leased certain warehouse space in Riverside, California, to our subsidiaries. For the years ended December 31, 2002 and 2003, total rent paid for the Riverside warehouse space was approximately $76,000 and $16,600, respectively, under a lease agreement which expired March 15, 2003.
Carriage Fees
      We have carried The Outdoor Channel on a month-to-month basis since the expiration of an affiliation agreement in July 2002. We paid approximately $1 million, $1 million, $1 million and $298,300 to The Outdoor Channel during 2002, 2003 and 2004 and for the three months ended March 31, 2005, respectively. In December 2003, Mr. Merritt became director of Outdoor Channel Holdings, Inc., an affiliate of The Outdoor Channel, Inc.
Payments for Relatives’ Services
      Since June 2003, Mr. Vogel’s brother-in-law has been an employee of Charter Holdco and has received a salary commensurate with his position in the engineering department.
Radio Advertising
      We believe that, through a third party advertising agency, we have paid approximately $113,200, $79,700 and $49,700, in 2002, 2003 and 2004, respectively, to Mapleton Communications, an affiliate of Mapleton Investments, LLC that owns radio stations in Oregon and California. Mr. Nathanson is the Chairman and owner of Mapleton Investments, LLC.
Purchase of Certain Enstar Limited Partnership Systems; Management Fees
      In April 2002, Interlink Communications Partners, LLC, Rifkin Acquisition Partners, LLC and Charter Communications Entertainment I, LLC, each an indirect, wholly owned subsidiary of Charter Holdings, completed the cash purchase of certain assets of Enstar Income Program II-2, L.P., Enstar Income/ Growth Program Six-A, L.P., Enstar Income Program IV-1, L.P., Enstar Income Program IV-2, L.P., and Enstar Income Program IV-3, L.P., serving approximately 21,600 customers, for a total cash sale price of approximately $48 million. In September 2002, Charter Communications Entertainment I, LLC purchased all of Enstar Income Program II-1, L.P.’s Illinois cable television systems, serving approximately 6,400 customers, for a cash sale price of $15 million. Enstar Communications Corporation, a direct subsidiary of Charter Holdco is a general partner of the Enstar limited partnerships but does not exercise control over them. The purchase prices were allocated to assets acquired based on fair values, including approximately $41 million assigned to franchises and $4 million assigned to other intangible assets amortized over a useful life of three years.
      In addition, Enstar Cable Corporation, the manager of the Enstar limited partnerships through a management agreement, engaged Charter Holdco to manage the Enstar limited partnerships. Pursuant to the management agreement, Charter Holdco provides management services to the Enstar limited partnerships in exchange for management fees. The Enstar limited partnerships also purchase basic and premium programming for their systems at cost from Charter Holdco. For the years ended December 31, 2002, 2003 and 2004 and for the three months ended March 31, 2005, Charter Holdco earned approximately $1 million, $469,300, $0 and $0, respectively, by providing management services to the Enstar limited partnerships. In September 2003 the Enstar limited partnerships completed sales of all their remaining assets, and as a result no further management fees were paid in 2004. In November 2004, the Enstar limited partnerships were dissolved.

      All of the executive officers of the Company (with the exception of Mr. Allen), Charter Holdco and Charter Holdings act as officers of Enstar Communications Corporation.
Indemnification Advances
      Pursuant to the Company’s bylaws (and the employment agreements of certain of our current and former officers), the Company is obligated (subject to certain limitations) to indemnify and hold harmless, to the fullest extent permitted by law, any officer, director or employee against all expense, liability and loss (including, among other things, attorneys’ fees) reasonably incurred or suffered by such officer, director or employee as a result of the fact that he or she is a party or is threatened to be made a party or is otherwise involved in any action, suit or proceeding by reason of the fact that he or she is or was a director, officer or employee of the Company. In addition, the Company is obligated to pay, as an advancement of its indemnification obligation, the expenses (including attorneys’ fees) incurred by any officer, director or employee in defending any such action, suit or proceeding in advance of its final disposition, subject to an obligation to repay those amounts under certain circumstances. Pursuant to these indemnification arrangements and as an advancement of costs, the Company has reimbursed certain of its current and former directors and executive officers a total of approximately $3 million, $8 million, $3 million and $0 in respect of invoices received in 2002, 2003 and 2004 and for the three months ended March 31, 2005, respectively, in connection with their defense of certain legal actions described herein. Those current and former directors and officers include: Paul G. Allen, David C. Andersen, David G. Barford, Mary Pat Blake, J. Christian Fenger, Kent D. Kalkwarf, Ralph G. Kelly, Jerald L. Kent, Paul E. Martin, David L. McCall, Ronald L. Nelson, Nancy B. Peretsman, John C. Pietri, William D. Savoy, Steven A. Schumm, Curtis S. Shaw, William J. Shreffer, Stephen E. Silva, James Trey Smith and Carl E. Vogel. These amounts were submitted to the Company’s director and officer insurance carrier and have been reimbursed consistent with the terms of the Securities Class Action and Derivative Action Settlements. On or about February 22, 2005, the Company filed lawsuits against the four former officers who were indicted and pled guilty as part of the government investigation conducted by the United States Attorney’s Office. These suits seek to recover fees and related expenses that the Company advanced these former officers under the indemnification provisions described above. One of these former officers has counterclaimed against the Company alleging, among other things, that the Company owes him additional indemnification for legal fees that the Company did not pay and another former officer has counterclaimed against the Company for accrued sick leave.

Proposal No. 3: Ratification of the Appointment of Independent Public Accountants
(Item 3 on Proxy Card)
       The Audit Committee of the board of directors has appointed KPMG as the Company’s independent public accountants for 2005. Stockholder ratification of the selection of KPMG as the Company’s independent public accountants is not required by the Company’s Bylaws or other applicable requirement. However, as a matter of corporate responsibility, the Audit Committee decided to solicit stockholder ratification of this appointment. Ratification of the appointment of KPMG as the Company’s independent public accountants is not required for KPMG’s retention; however, if the appointment is not ratified, the Audit Committee may consider re-evaluating the appointment.
      KPMG has been serving as the Company’s independent public accountants since 2002. The Company has been advised that no member of KPMG had any direct financial interest or material indirect financial interest in the Company or any of its subsidiaries or, during the past three years, has had any connection with the Company or any of its subsidiaries in the capacity of promoter, underwriter, voting trustee, director, officer or employee. The Company has been advised that no other relationship exists between KPMG and the Company that impairs KPMG’s status as independent accountants with respect to the Company within the meaning of the Federal securities laws and the requirements of the Independence Standards Board.
      Representatives of KPMG will be in attendance at the Annual Meeting and will have an opportunity to make a statement if they so desire. The representatives will also be available to respond to appropriate questions.
      THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT PUBLIC ACCOUNTANTS.

Accounting Matters
Principal Accounting Firm
      KPMG acted as the Company’s principal accountant in 2004 and 2003 and, subject to ratification by stockholders at the Annual Meeting, KPMG is expected to serve as the Company’s principal accounting firm for 2005. Representatives of KPMG will be in attendance at the Annual Meeting and will have an opportunity to make a statement if they so desire. The representatives will also be available to respond to appropriate questions.
Fees of Independent Public Accountants
      The following table shows the fees paid or accrued by the Company for audit and other services provided by KPMG for the last two fiscal years:

	Amount
	(in thousands)

	2004	2003

Audit Fees	$6,182	$3,217
Audit-Related Fees	$59	$423
Tax Fees	$0	$0
All Other Fees	$0	$0
Total	$6,241	$3,640
      The Audit Committee has adopted policies and procedures requiring the pre-approval of non-audit services that may be provided by our independent auditor. We have also complied and will continue to comply with the provisions of the Sarbanes-Oxley Act of 2002 and the related SEC rules pertaining to auditor independence and audit committee pre-approval of audit and non-audit services.
Audit Fees
      During the years ended December 31, 2004 and 2003, we incurred fees and related expenses for professional services rendered by KPMG for the audits of our and our subsidiaries’ financial statements (including five subsidiaries that are also public registrants), for the review of our and our subsidiaries’ interim financial statements and five offering memoranda and registration statement filings in 2004 and two offering memoranda and registrations statement filings in 2003 totaling approximately $6.2 million and $3.2 million, respectively. Included in 2004 are fees and related expenses of $1.9 million for the audit of internal control over financial reporting required under Sarbanes-Oxley Section 404.
Audit-Related Fees
      We incurred fees to KPMG of approximately $0.1 million and $0.4 million during the years ended December 31, 2004 and 2003, respectively. The services in 2004 primarily related to the audit of our 401(k) plan and advisory services associated with our Sarbanes-Oxley Section 404 implementation. In 2003, these services primarily related to the audit of cable systems sold to Atlantic Broadband Finance, LLC and advisory services associated with our Sarbanes-Oxley Section 404 implementation.
Tax Fees
      None.
All Other Fees
      None.
      The Audit Committee appoints, retains, compensates and oversees the registered public accountants (subject, if applicable, to board of director and/or stockholder ratification), and approves in advance all fees and terms for the audit engagement and non-audit engagements where non-audit services are not prohibited by Section 10A of the Securities Exchange Act of 1934, as amended with respect to registered public accountants. Pre-approvals of non-audit services are sometimes delegated to a single member of the Audit Committee. However, any pre-approvals made by the Audit Committee’s designee are presented at the Audit Committee’s next regularly scheduled meeting. The Audit Committee has an obligation to consult with management on these matters. The Audit Committee approved 100% of the KPMG fees for the years ended December 31, 2004 and 2003. Each year, including 2004, with respect to the proposed audit engagement, the Audit Committee reviews the proposed risk assessment process in establishing the scope of examination and the reports to be rendered.
      In its capacity as a committee of the board, the Audit Committee oversees the work of the registered public accounting firm (including resolution of disagreements between management and the public accounting firm regarding financial reporting) for the purpose of preparing or issuing an audit report or performing other audit, review or attest services. The registered public accounting firm reports directly to the Audit Committee. In performing its functions, the Audit Committee undertakes those tasks and responsibilities that, in its judgment, most effectively contribute to and implement the purposes of the Audit Committee charter. For more detail of the Audit Committee’s authority and responsibilities, see the Company’s Audit Committee charter filed in the 2004 Proxy Statement.

Report of the Audit Committee
       The following report does not constitute soliciting materials and is not considered filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, unless we state otherwise.
      The Audit Committee was established to oversee the Company’s accounting and financial reporting processes and the audits of the Company’s annual financial statements. In 2004 the Audit Committee consisted of Charles M. Lillis, David C. Merritt, John H. Tory, all of whom are believed to be independent in accordance with the applicable corporate governance listing standards of the NASDAQ National Market. The Company’s board of directors has determined that, in its judgment, David Merritt is an audit committee financial expert within the meaning of the applicable federal regulations.
      Charles M. Lillis resigned from the board of directors, effective on March 28, 2005. Mr. Lillis was one of three independent members of the Audit Committee. As a result of his resignation, the Company no longer complies with Nasdaq’s Marketplace Rule 4350(d)(2)(A), requiring an Audit Committee with at least three members who are “independent” as defined in that rule. On March 31, 2005, the Company received notification from Nasdaq of its noncompliance with Marketplace Rule 4350. Nasdaq has informed the Company that it has until the date of its next annual stockholder meeting to regain compliance or its securities will be delisted. When Mr. Davis is elected a director at the stockholders’ meeting, he will automatically become a new Audit Committee member who meets the independence requirements of the Nasdaq rules and thus, the Company will regain compliance with the Nasdaq rules. In addition, on June 29, 2005, Mr. Tory formally notified the Company that he intends to resign from the board of directors and the board committees on which he serves. The date for his departure has not yet been determined, but he has indicated that he will continue to serve on the board and its committees at least until the date of the annual stockholders meeting or until a replacement director is named.
      The Audit Committee’s functions are detailed in a written Audit Committee charter adopted by the board of directors in January 2003 and amended in June 2004, a copy of which is available on the Company’s website at www.charter.com. As more fully described in its charter, the Audit Committee reviews the Company’s financial reporting process on behalf of the board. Company management has the primary responsibility for the Company’s financial statements and the reporting process. The Company’s independent auditors are responsible for performing an audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and expressing an opinion on the conformity of the financial statements to generally accepted accounting principles. The internal auditors are responsible to the Audit Committee and the board for testing the integrity of the financial accounting and reporting control systems and such other matters as the Audit Committee and board determine. The Audit Committee held ten meetings in 2004.
      The Audit Committee has reviewed and discussed with management the Company’s audited financial statements for the year ended December 31, 2004. The Audit Committee has discussed the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees) with KPMG, the independent public accountants for the Company’s audited financial statements for the year ended December 31, 2004.
      The Audit Committee has also received the written disclosures and the letter from KPMG required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees), and the Audit Committee has discussed the independence of KPMG with that firm and has considered the compatibility of non-audit services with KPMG’s independence.
      Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to the board of directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 for filing with the SEC.
DAVID C. MERRITT
JOHN H. TORY

Section 16(a) Beneficial Ownership Reporting Requirement
       Section 16 of the Exchange Act requires our directors and certain of our officers, and persons who own more than 10% of our common stock, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. Such persons are required by Securities and Exchange Commission regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms furnished to us and written representations from these officers and directors, we believe that all Section 16(a) filing requirements applicable to our officers and directors were complied with during the 2004 fiscal year.
Stockholder Proposals for 2006 Annual Meeting
       If you want to include a stockholder proposal in the proxy statement for the 2006 annual meeting, it must be delivered to the Secretary at the Company’s executive offices no later than April 6, 2006. The federal proxy rules specify what constitutes timely submission and whether a stockholder proposal is eligible to be included in the proxy statement. Stockholder nominations of directors are not stockholder proposals within the meaning of Rule 14a-8 and are not eligible for inclusion in the Company’s proxy statement.
      If a stockholder desires to bring business before the meeting that is not the subject of a proposal timely and properly submitted for inclusion in the proxy statement, the stockholder must follow procedures outlined in the Company’s Bylaws. One of the procedural requirements in the Bylaws is timely notice in writing of the business the stockholder proposes to bring before the meeting. To be timely with respect to the 2006 annual meeting, such a notice must be delivered to the Company’s Secretary at the Company’s executive offices no earlier than May 26, 2006 and no later than June 20, 2006. However, in the event that the Company elects to hold its next annual meeting more than 30 days before or after the anniversary of this Annual Meeting, such stockholder proposals would have to be received by the Company not earlier than 120 days prior to the next annual meeting date and not later than 90 days prior to the next annual meeting date. Typically, the Company holds its meeting in late July.
      Such notice must include: (1) for a nomination for director, all information relating to such person that is required to be disclosed in a proxy for election of directors; (2) as to any other business, a description of the proposed business, the text of the proposal, the reasons therefor, and any material interest the stockholder may have in that business; and (3) certain information regarding the stockholder making the proposal. These requirements are separate from the requirements a stockholder must meet to have a proposal included in the Company’s proxy statement. The foregoing time limits also apply in determining whether notice is timely for purposes of rules adopted by the Securities and Exchange Commission relating to the exercise of discretionary voting authority.
      Any stockholder desiring a copy of the Company’s Bylaws will be furnished one without charge upon written request to the Secretary. A copy of the Bylaws is filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2001, and amendments to the Bylaws are filed as exhibits to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2003, on Form 8-K filed September 30, 2004, on Form 8-K filed on October 22, 2004 and on Form 8-K filed December 15, 2004, and are available at the Securities and Exchange Commission Internet site (http://www.sec.gov).

Other Matters
       At the date of mailing of this proxy statement, we are not aware of any business to be presented at the annual meeting other than the matters discussed above. If other proposals are properly brought before the meeting, any proxies returned to us will be voted as the proxyholder sees fit.
Our Annual Report on Form 10-K for the year ended December 31, 2004 is available without charge by accessing the “Investor” section of our website at www.charter.com. You also may obtain a paper copy of the Charter Communications, Inc. 2004 10-K, without exhibits, at no charge by writing to the Company at Charter Plaza, 12405 Powerscourt Drive, St. Louis, MO 63131, Attention: Investor Relations. In addition, certain financial and other related information, which is required to be furnished to our stockholders, is provided to stockholders concurrently with this Proxy Statement in our 2004 Annual Report. We will deliver only one copy of our Proxy Statement and 2004 Annual Report to multiple security holders sharing an address unless we have received contrary instructions from such security holder(s). If you share an address with another security holder and would like to receive a separate Proxy Statement or Annual Report now or in the future or, if your household currently receives multiple copies of the Proxy Statement and Annual Report and you would prefer to receive only one copy of each for your household, please contact Automatic Data Processing, Inc. (“ADP”) by writing to ADP, Householding Department, 51 Mercedes Way, Edgewood, New York 11717 or by calling (800) 542-1061. Even if your household has received only one Annual Report and one Proxy Statement, a separate proxy card should have been provided for each stockholder. If you vote using the proxy card, please sign and return it in the enclosed postage-paid envelope. If you vote by Internet, there is no need to mail the proxy card.

Exhibit A
Amendment to the 2001 Stock Incentive Plan
Section 4.1 of the Plan shall be amended in its entirety to read as follows:
      The maximum number of Shares that may be made the subject of Options and Awards granted under the Plan is 68,895,911 plus up to 21,068,102 Shares based on forfeitures, cancellations and terminations under Charter Communications Option Plan; provided, however, that:

(a) in the aggregate, not more than 20,000,000 of the number of allotted Shares may be made the subject of Restricted Stock Awards under Section 10 of the Plan (other than shares of Restricted Stock made in settlement of Performance Units pursuant to Section 11.1(b));

(b) the maximum number of Shares that may be the subject of Options and Stock Appreciation Rights granted to an Eligible Individual in any one calendar year period may not exceed 11,668,773 Shares;

(c) the maximum dollar amount of cash or the Fair Market Value of Shares that any Eligible Individual may receive in any calendar year in respect of Performance Units denominated in dollars may not exceed $45,000,000; and

(d) the maximum number of Shares that may be the subject of Performance Shares granted to an Eligible Individual in any one calendar year period may not exceed 10,000,000 Shares.
      The Company shall reserve for the purposes of the Plan, out of its authorized but unissued Shares or out of Shares held in the Company’s treasury, or partly out of each, such number of Shares as shall be determined by the Board in its discretion. If an Option or Stock Appreciation Right expires or terminates for any reason without having been exercised in full, the unpurchased Shares will continue to count against the maximum number of Shares for which Options and Stock Appreciation Rights may be granted to an Eligible Individual in any one calendar year.

12405 POWERSCOURT DRIVE
ST. LOUIS, MO 63131-3674
VOTE BY INTERNET — www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Charter Communications, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Charter Communications, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	CHRTR1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CHARTER COMMUNICATIONS, INC
Proposal No. 1: Election of One Class A/Class B Director

	For	Withhold

The undersigned casts their vote(s) for the director, term expiring in 2006, as follows:	¡	¡
Robert P. May

	For	Against	Abstain

Proposal No. 2: Approval of Amendment to 2001 Stock Incentive Plan	¡	¡	¡

The undersigned casts their vote(s) for the amendment to the 2001 Stock Incentive Plan.

Proposal No. 3: Ratification of the Appointment of KPMG, LLP as Independent Public Accountants	¡	¡	¡

The undersigned casts their vote(s) for the ratification of appointment of KPMG, LLP as Independent Public Accountants for Charter Communications, Inc.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE CLASS A/B DIRECTOR NOMINEE AND A VOTE “FOR” PROPOSALS 2 AND 3.

	Yes	No

HOUSEHOLDING ELECTION — Please indicate if you consent to receive certain future investor communications in a single package per household	¡	¡

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

PROXY FOR CLASS A COMMON STOCK
ANNUAL MEETING OF STOCKHOLDERS
OF
CHARTER COMMUNICATIONS, INC
August 23, 2005
This Proxy Solicited on Behalf of the Board of Directors
for the Annual Meeting of Stockholders
     The person(s) signing this proxy form hereby appoints Robert P. May as proxy, with power of substitution and hereby authorizes him to represent and to vote, as designated herein, all of the shares of stock that the undersigned would be entitled to vote at the Annual Meeting of Stockholders of Charter Communications, Inc. to be held at the W Seattle Hotel, 1112 Fourth Avenue, Seattle, Washington on August 23, 2005, at 10:00 a.m. local time, and at any adjournments thereof.
     The shares represented by this proxy will be voted in the manner indicated by the stockholder. In the absence of such indication, such shares will be voted FOR the election of the Class A/B director in Item 1 and FOR Items 2 and 3. The shares represented by this proxy will be voted in the discretion of said proxy with respect to such other business as may properly come before the meeting and any adjournments thereof.